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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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ProAssurance Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROASSURANCE CORPORATION
100 Brookwood Place
Birmingham, Alabama 35209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held May 18, 2011

To our Stockholders:

        The Annual Meeting of Stockholders of ProAssurance Corporation ("ProAssurance") will be held at 9:00 a.m., local time, on Wednesday, May 18, 2011, on the 5th floor of the headquarters of ProAssurance, located at 100 Brookwood Place, Birmingham, Alabama 35209, for the following purposes:

  (1)
  To elect four (4) directors of ProAssurance, as Class I directors, to serve until the 2014 annual meeting and until their successors are elected and qualified;

  (2)
  To ratify the appointment of Ernst & Young LLP as independent auditors;

  (3)
  An advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement;

  (4)
  An advisory vote to determine the frequency (whether every one, two or three years) with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation; and

  (5)
  To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

        The Board of Directors has set March 25, 2011, as the record date for the annual meeting. You will only be entitled to notice of, and to vote at, the annual meeting if you are a holder of record of shares of ProAssurance's Common Stock at the close of business on the record date. The stock transfer books will not be closed.

        We may adjourn the annual meeting without notice other than announcement at the meeting or adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

        We have provided details concerning those matters to come before the annual meeting in the accompanying proxy statement. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

        A copy of ProAssurance's Annual Report to the Stockholders for the year ended December 31, 2010, is enclosed, and is also available in the "Investor Relations" section of our website at www.ProAssurance.com. We hope you will find it informative.

By order of the Board of Directors,

Jeffrey P. Lisenby Secretary

April 1, 2011

PROASSURANCE CORPORATION
100 Brookwood Place
Birmingham, Alabama 35209

PROXY STATEMENT

Annual meeting of Stockholders
to be held May 18, 2011

INTRODUCTION

        We are furnishing this proxy statement and proxy card to the stockholders of ProAssurance Corporation, which we sometimes refer to as "ProAssurance" or the "Company," on behalf of ProAssurance's Board of Directors on or about April 6, 2011. Our Board of Directors is soliciting your proxy to vote your shares at the annual meeting of ProAssurance's stockholders to be held at 9:00 a.m., local time, on Wednesday, May 18, 2011, on the 5th floor of our headquarters located at 100 Brookwood Place, Birmingham, Alabama 35209, or at any adjournment or postponement thereof.

What is a proxy?

        A proxy is a person or persons whom you designate to vote your stock. If you designate someone as your proxy in a written document, that document is called a proxy card.

Who pays for the proxy solicitation?

        ProAssurance will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the annual meeting. Certain of our directors, officers or employees may solicit your proxy and they will receive no additional compensation for such solicitation. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

What is the purpose of the annual meeting?

        As outlined in the meeting notice, at the annual meeting the stockholders will be asked to elect four (4) members to the Board of Directors of ProAssurance, as Class I directors, to serve until the 2014 annual meeting, and to ratify the appointment of Ernst & Young LLP as independent auditors. Additionally, stockholders will have the opportunity to cast an advisory vote on the approval of our executive compensation as disclosed in this proxy statement and the frequency that we will hold advisory votes on executive compensation.

How does the Board of Directors recommend that I vote?

        The Board of Directors recommends a vote FOR electing all nominees for director (Proposal 1); FOR ratifying the appointment of Ernst & Young LLP as our independent auditors (Proposal 2); FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement (Proposal 3); and FOR the option of every year as the preferred frequency for advisory votes on executive compensation (Proposal 4).

What is the record date and what does it mean?

        The Board of Directors set March 25, 2011 as the record date for the annual meeting. You are entitled to notice of and to vote at the annual meeting if you own shares as of the close of business on our record date.

How many shares are entitled to vote at the annual meeting?

        At the close of business on the record date there were 34,510,546 outstanding shares of our common stock, par value $0.01 per share ("Common Stock"), of which we hold 3,925,062 shares as treasury shares that cannot be voted at the meeting. You are entitled to one vote in person or by proxy on all matters properly to come before the annual meeting for each share of our Common Stock that you own on the record date.

What constitutes a quorum?

        The presence, in person or by proxy, of the holders of one-third of the shares of Common Stock entitled to vote at the meeting will constitute a quorum to conduct business at the annual meeting. Proxies received but marked as abstentions and "broker non-votes" (which occur where shares held by brokers or nominees for beneficial owners are not voted on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

        If you are a record owner of our Common Stock you may vote your shares by attending the meeting and voting in person or you may appoint a proxy to vote your shares on matters properly presented at the annual meeting in any of three ways:

  •
  by signing and returning the enclosed proxy card in the enclosed envelope; or

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  by using the internet in accordance with instructions on the proxy card; or

  •
  by using a touchtone telephone and following the instructions on the enclosed proxy card.

        If you properly cast your vote, and your vote is not subsequently revoked, your vote will be voted in accordance with your instructions. Stockholders appointing proxies via the internet and by telephone should understand that there may be costs associated with proxy appointments in such manners, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

How do I vote if my shares are in "street name"?

        If you hold shares in "street name" (that is, through a bank, broker or other nominee), your shares must be voted in accordance with instructions provided by the nominee. If your shares are held in the name of a nominee and you would like to attend the annual meeting and vote in person, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

How do I know if I hold my shares in "street name"?

        If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are considered held in "street name." However, if your shares are registered directly in your name with our transfer agent, you are considered the stockholder "of record" of those shares.

How do I appoint my proxy on the internet?

        You can appoint your proxy vote at www.proxyvote.com, regardless of how you hold your shares. You will need to have the Control Number from your proxy notice or proxy card available.

Will my proxy appointment on the internet be secure and accurate?

        The internet and telephone procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. We have been advised that the internet and telephone procedures that have been made available to you are consistent with the requirements of applicable law.

What is the deadline for submitting my proxy?

        Proxy appointments must be received by 11:59 p.m., Birmingham, Alabama time, on May 17, 2011. Submitting your proxy via the internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

Can I revoke my proxy?

        Yes. You may revoke your proxy prior to the annual meeting by either (i) submitting to ProAssurance a properly executed proxy bearing a later date, (ii) by providing different telephone or internet instructions at a later date or in person at the meeting, or (iii) by giving written notice of revocation to the Secretary of ProAssurance. The mailing address of ProAssurance is P.O. Box 590009, Birmingham, Alabama 35259-0009, and the street address is 100 Brookwood Place, Birmingham, Alabama 35209.

Are the materials for the annual meeting available on the internet?

        Yes. The materials for ProAssurance's 2011 Annual Meeting of Stockholders (the 2010 Annual Report to the Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2010, proxy statement and proxy card) are available on the internet at www.proxyvote.com. Our proxy statement and proxy card for the annual meeting and our 2010 Annual Report also will be available through the "Investor Relations" section of our website at www.ProAssurance.com until at least May 18, 2012. Our Annual Report to the Stockholders and Annual Report on Form 10-K, and other materials on our website are not proxy soliciting materials.

How do I receive a printed copy of the materials for the annual meeting?

        You may obtain a printed copy of this proxy statement, our 2010 Annual Report to the Stockholders and 2010 Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) without charge by contacting Frank B. O'Neil at our address shown above, by telephone at (205) 877-4400 or (800) 282-6242, or by e-mail at Investor@ProAssurance.com. Copies of exhibits to the Annual Report on Form 10-K will be provided upon specific request subject to a charge to cover the cost of producing the copies. You may also request a copy through www.proxyvote.com using your Control Number.

Has ProAssurance made any significant changes to its corporate governance in the past year?

        Yes, in 2010 we took a number of actions to enhance our corporate governance in several key areas. Our Board adopted several resolutions regarding executive compensation designed to align our compensation practices even more closely with the interests of our stockholders, including resolutions to: (i) eliminate "single-trigger" change-of-control features and excise tax gross-up in any future employment agreement we execute with our executives; (ii) require executives who receive stock-based compensation to agree in writing to hold such stock-based award for a minimum of one year; and (iii) institute a recoupment requirement (a "clawback") for incentive compensation as required by the Dodd-Frank Wall

Street Reform and Consumer Protection Act. We describe these actions in greater detail below under "Summary of Changes to Corporate Governance Policies and Procedures in 2010" starting on page 12.

        We also amended our Bylaws and Corporate Governance Principles to implement majority voting for nominees to our Board of Directors and, at the same time, implemented a resignation policy in the event a nominee to our Board of Directors fails to receive a majority of "For" votes in an uncontested election. We describe these actions in greater detail below under "Summary of Changes to Corporate Governance Policies and Procedures in 2010" starting on page 12.

        Finally, we further amended our Corporate Governance Principles so that, subject to its fiduciary duties, our Board of Directors may not, without prior stockholder approval, issue any series of preferred stock for any defense or anti-takeover purpose, for the purpose of implementing any stockholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. We describe these actions in greater detail below under "Summary of Changes to Corporate Governance Policies and Procedures in 2010" starting on page 12.

How can I get information or documents regarding corporate governance at ProAssurance?

        Our Board of Directors has adopted a Policy Regarding Determination of Director Independence, including categorical standards to assist in determining independence, and has adopted charters for our Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee, as well as Corporate Governance Principles and our Code of Ethics and Conduct. All of these documents and policies are available in the Corporate Governance section of our website, www.ProAssurance.com. Printed copies of our committee charters, Corporate Governance Principles, Code of Ethics and Conduct, and the Policy Regarding Determination of Director Independence may be obtained by contacting Frank B. O'Neil, Senior Vice President, ProAssurance Corporation, either by mail at P.O. Box 590009, Birmingham, Alabama 35259-0009, by telephone at (205) 877-4400 or (800) 282-6242 or by e-mail at Investor@ProAssurance.com.

SOLICITATION BY BOARD OF DIRECTORS

        Our Board of Directors is soliciting your proxy to vote at the 2011 annual meeting. In addition to the solicitation of proxies by mail and the internet, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication. We have not retained a proxy solicitor to assist in the solicitation of proxies, but if we decide to do so we will pay for the fees and other expenses of the solicitor.

PROPOSAL 1 — ELECTION OF DIRECTORS

        At the annual meeting, you will be asked to elect the following persons as Class I directors to hold office for terms ending at the annual meeting of stockholders to be held in 2014:

        Lucian F. Bloodworth (Age 70) has served as a director of ProAssurance since August 22, 2002. Mr. Bloodworth has been the Chairman of Cain Manufacturing, a manufacturer of specialty parts for air distribution and roofing based in Birmingham, Alabama since 1988. Prior to that time he was a senior executive for life insurance subsidiaries of Protective Life Corporation and for National Bank of Commerce. Mr. Bloodworth has been a fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

        Robert E. Flowers, M.D. (Age 61) has served as a director of ProAssurance since June 2001. Prior to June 2001, Dr. Flowers served as a director of our insurance subsidiary, ProAssurance Indemnity Company, Inc. (formerly, The Medical Assurance Company, Inc.) from 1985 to 2001, and as a director of its former holding company, Medical Assurance, Inc. (1995-2001). Dr. Flowers practiced as a physician with Gynecology Associates of Dothan P.C., Dothan, Alabama, prior to his retirement in 2001.

        Ann F. Putallaz, Ph.D. (Age 65) has served as a director of ProAssurance since June 2001. Prior to 2001, Ms. Putallaz served as a director of our predecessor, Professionals Group, Inc. (1996-2001), and as its Vice-Chairman (1999-2001). For the past five years, Ms. Putallaz has been Director of Data and Communication Services of Munder Capital Management, an investment advisor to The Munder Funds, an open end investment company registered under the Investment Company Act of 1940.

        Drayton Nabers, Jr., Esq. (Age 66) served as a director of ProAssurance from February 2002 until he resigned effective December 31, 2002, to serve as Finance Director of the State of Alabama. Mr. Nabers served as Finance Director until June 2004, when he was appointed Chief Justice of the Alabama Supreme Court. He left the Court in 2006, and Mr. Nabers was elected to serve again as a director of ProAssurance at the 2008 annual meeting. He is currently in private practice with the law firm of Maynard, Cooper & Gale, PC in Birmingham, Alabama. Mr. Nabers was a senior executive officer of Protective Life Corporation, a public insurance holding company based in Birmingham, Alabama, from 1979 until his retirement as its Chairman and Chief Executive Officer in 2001. He is currently a director of Infinity Property and Casualty Corporation, where he serves as Chairman of the nominating and corporate governance committee, and is a member of the investment and executive committees.

        The persons named in the board's proxy card have advised us that, unless a contrary direction is indicated on your proxy card, they intend to vote the shares appointing them as proxies in favor of the named nominees. If the nominees should be unable to serve, and the Board of Directors knows of no reason to anticipate that this will occur, the persons named in the proxy card will vote for such other person or persons as may be recommended by our Nominating/Corporate Governance Committee and designated by the Board of Directors, or the Board of Directors may decide not to elect an additional person as a director. The persons named in the proxy card will have no authority to vote for the election of any person other than the nominees or their substitutes in the election of directors.

        All of the nominees currently are members of our Board of Directors, and all nominees have been approved, recommended and nominated for re-election to the Board of Directors by our Nominating/Corporate Governance Committee and by our Board of Directors in accordance with our Corporate Governance Principles. In addition, all nominees have tendered their irrevocable resignations in accordance with our By-Laws and Corporate Governance Principles, as further discussed below.

        In December 2010, we amended our By-Laws to provide for a majority voting standard for the election of directors in uncontested elections (elections where the number of nominees is not greater than the number of directors to be elected). The election of directors pursuant to this proposal constitutes an uncontested election. Directors in uncontested elections must receive a greater number of votes "for" his or her election than votes "withheld" from such election. Prior to this year, directors in uncontested elections were elected under a plurality vote standard, in which nominees receiving the most votes were elected, regardless of how many shares were voted against the nominee. Plurality voting will still apply in contested elections where there are more nominees than directors to be elected. With respect to the election of directors, you may vote for all of the nominees or withhold authority to vote for any or all of the nominees. If you do not give instructions to your proxy, your shares represented by that proxy will be voted FOR the election of each director nominee nominated by the Board of Directors.

        Under the laws of Delaware, ProAssurance's state of incorporation, if an incumbent director is not elected, that director continues to serve as a "holdover director" until the director's successor is duly elected and qualified, even if there are more votes "withheld" than cast "for" the director. As a result, the Board of Directors has adopted a policy that requires each nominee for election as a director to tender, as a condition to the Board of Directors' nomination of that director, a written irrevocable resignation as a director to be effective after the next annual meeting at which such person is nominated for election to the Board of Directors if the following conditions are satisfied: (1) such person is nominated as a director in an uncontested election; (2) such person receives a greater number of "withheld" votes from his or her election than votes "for" such election; and (3) such resignation is accepted by the Board of Directors. If any nominee in an uncontested election does not receive the required vote for election, the Board of

Directors will decide whether to accept or reject the resignation previously tendered by such nominee. The Board of Directors may consider all factors it deems relevant in deciding whether to reject a tendered resignation, including, but not limited to, the following: (i) any stated reasons why stockholders withheld votes from such nominee, (ii) any alternatives for curing the underlying cause of the withheld votes, (iii) if the nominee is a current director, the director's tenure, (iv) the nominee's qualifications, (v) the nominee's past and expected future contributions to ProAssurance, and (vi) the overall composition of the Board of Directors, including whether accepting the resignation would cause ProAssurance to fail to meet any applicable Securities and Exchange Commission ("SEC") or New York Stock Exchange ("NYSE") requirements. The Board of Directors is required to act on the resignation within ten days following certification of the stockholder vote indicating that such person received a greater number of "withheld" votes in the uncontested election. A Director who is elected in an uncontested election but who received a greater number of "withheld" votes will serve as a Director until the Board accepts such Director's resignation.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NOMINATED FOR ELECTION AS DIRECTORS BY THE BOARD OF DIRECTORS.

Board of Directors

        Our Certificate of Incorporation provides that our Board of Directors is comprised of at least three and not more than twenty-four directors, as determined by the Board of Directors. The Certificate of Incorporation requires that our directors be divided into three classes as nearly equal as possible and that the directors serve staggered terms of three years. The remaining directors may fill any vacancies on the Board of Directors resulting from the death, resignation or removal of a director or from any increase in the number of directors. A director elected by the directors to fill a vacancy on the Board of Directors holds office until the next election of the class of directors for which such director has been chosen.

        The Board of Directors has nominated Lucian F. Bloodworth, Robert E. Flowers, M.D., Ann F. Putallaz, Ph.D. and Drayton Nabers, Jr., Esq. for election to the Board of Directors at the 2011 annual meeting as Class I directors as set forth under the caption "Proposal 1 — Election of Directors." Information regarding the nominees is set forth above and information regarding the directors continuing in office is set forth below, all of which was confirmed by them for inclusion in this proxy statement. Information regarding stock ownership by the nominees and continuing directors is set forth in the table under the caption "Beneficial Ownership of Our Common Stock" included elsewhere in this proxy statement.

Class II Directors Continuing in Office — Term Expiring in 2012

        Jerry D. Brant, D.P.M. (Age 72) has served as a director of ProAssurance since May 2009. We elected Dr. Brant as a director following our purchase of Podiatry Insurance Company of America (PICA) in accordance with the terms of our Stock Purchase Agreement with PICA dated October 28, 2008. Dr. Brant was one of the founders and is the President and Chief Executive Officer of PICA and a member of its Board of Directors. Dr. Brant helped guide PICA's evolution into a national provider of professional liability insurance to podiatrists and other medical professionals. Dr. Brant practiced Podiatry in Illinois for thirty years before retiring in 1997 to assume full time duties with PICA.

        John J. McMahon, Jr., Esq. (Age 68) has served as a director of ProAssurance since February 22, 2002. Mr. McMahon is Chairman of Ligon Industries, a manufacturer of waste water treatment equipment, aluminum castings and hydraulic cylinders. He served as Chairman of the executive committee of McWane, Inc. in Birmingham, Alabama, from 1999 until December 31, 2005. Mr. McMahon currently serves as a director of Protective Life Corporation and formerly served as a director of Alabama National Bancorporation and John H. Harland Company.

        William H. Woodhams, M.D. (Age 73) has served as a director of ProAssurance since June 2001. Prior to June 2001, Dr. Woodhams served as a director of one of our principal insurance subsidiaries, ProAssurance Casualty Company (formerly, ProNational Insurance Company) from 1980 to 2001, and served as a director of its former holding company, Professionals Group, Inc. from 1996 to 2001 and Chairman of its board from 1999 to 2001. Dr. Woodhams has been in private practice in Kalamazoo, Michigan, as a family practice physician since 1964.

        Wilfred W. Yeargan, Jr., M.D. (Age 71) has served as a director of ProAssurance since 2002. Dr. Yeargan has practiced in Tuscaloosa, Alabama, as an ophthalmologist for over thirty years.

Class III Directors Continuing in Office — Term Expiring in 2013

        Victor T. Adamo, Esq., CPCU (Age 63) has served as a director and President of ProAssurance since June 2001. Prior to June 2001, Mr. Adamo served as an officer of our insurance subsidiary, ProAssurance Casualty Company (formerly, ProNational Insurance Company) (1985-2001), and as a director and President and Chief Executive Officer of its former holding company, Professionals Group, Inc. (1996-2001). Prior to joining ProAssurance Casualty Company, Mr. Adamo was in private legal practice from 1975 to 1985.

        William J. Listwan, M.D. (Age 68) has served as a director of ProAssurance since September 2006. Dr. Listwan was a member of the Board of Directors of ProAssurance Wisconsin Insurance Company, formerly Physicians Insurance Company of Wisconsin, Inc. ("PRA Wisconsin") from its organization in 1986 until its merger with ProAssurance in August 2006. Dr. Listwan practiced Internal Medicine with the Aurora Health Center (formerly General Clinic) in West Bend, Wisconsin, from July 1974 to April 2006. He currently holds an appointment as Assistant Clinical Professor of Medicine and formerly was a member of the Board of Trustees at the Medical College of Wisconsin. Dr. Listwan also served as the President of Wisconsin Medical Society and was a member of its Board of Directors for ten years. He holds a Certificate of Director Education from the NACD Corporate Directors Institute.

        W. Stancil Starnes, Esq. (Age 62) was elected to the Board of Directors on September 5, 2007 and serves as its Chairman. Mr. Starnes was appointed as Chief Executive Officer of ProAssurance on July 2, 2007. Mr. Starnes served as the senior and managing partner of the law firm of Starnes & Atchison LLP in Birmingham, Alabama, where he was extensively involved with ProAssurance and its predecessors in the defense of medical liability claims for over 25 years. He withdrew from the firm in October 2006 to serve as President, Corporate Planning and Administration of Brasfield & Gorrie, Inc., a commercial construction firm based in Birmingham, Alabama, where he served until May 2007. Mr. Starnes currently serves as a director of Infinity Property and Casualty Corporation, a public insurance holding company based in Birmingham, Alabama, where he serves on the audit, compensation and executive committees. He formerly served as a director of Alabama National Bancorporation.

Independent Directors

        As required by the New York Stock Exchange Corporate Governance Listing Standards, our Board of Directors has determined that a majority of the directors on the board are "independent" directors. In compliance with the corporate governance requirements of Sarbanes-Oxley Act of 2002 and the applicable rules of the NYSE, our Board of Directors has adopted criteria for use in determining the independence of our directors. A complete description of the criteria adopted by our Board of Directors in determining the independence of our directors is available in the Corporate Governance section of our website at www.ProAssurance.com.

        Our Board of Directors has determined that the following directors satisfy the independence criteria described above, and therefore constitute "independent" directors:

Lucian F. Bloodworth	Drayton Nabers, Jr.
Robert E. Flowers, M.D.	Ann F. Putallaz
William J. Listwan, M.D.	William H. Woodhams, M.D.
John J. McMahon, Jr.	Wilfred W. Yeargan, Jr., M.D.

        Certain of the directors have relationships with the Company that fall within the categories of transactions addressed in the independence criteria. The Board considered the relationships in considering the independence of the subject directors. A discussion of these relationships follows under each of the relevant categories of the independence criteria.

        Our independence criteria provide that a director cannot be independent if he or she has been employed by, or received compensation (other than director compensation) of more than $120,000 from, ProAssurance or any of its subsidiaries in any of the last three years. Prior to 2010, our physician directors were encouraged to serve on the claims and underwriting committees of our insurance subsidiaries. The directors served on these committees in an advisory capacity with other local physicians, most of whom are not directors of ProAssurance. Our independent physician directors (namely, Drs. Flowers, Woodhams and Yeargan) received fees for service on the claims and underwriting committees of our subsidiaries designed to compensate them for taking time away from their practices in order to serve on the committees. In 2004, our Board determined that fees for services on the claims and underwriting committees were not director compensation because these were not committees of the Board. The Board, at its December 2009 meeting, established the Professional Liaison Committee as a standing committee of the Board and appointed each of the independent physicians to the committee to continue to serve as a liaison between the Board and the underwriting and claims committees and the local physician communities in their capacities as directors. Drs. Flowers, Woodhams and Yeargan now interact with the underwriting and claims committees of our insurance subsidiaries in their capacities as members of the Professional Liason Committee and receive director compensation as members of this Board committee comparable to the compensation they received for service on the claims and underwriting committees. None of Drs. Flowers, Woodhams or Yeargan has received any non-director compensation other than fees received in 2008 and 2009 for service on the claims and underwriting committees, and such fees did not exceed $120,000 per annum in either of those years. Based on the foregoing, the Board determined that Drs. Flowers, Woodhams and Yeargan meet the independence criteria and that the receipt of compensation for service on the underwriting and claims committees does not impair their independence.

        We have engaged Dr. Listwan as a consultant under a Consulting and Confidentiality Agreement which provides that Dr. Listwan will provide consulting services to ProAssurance in consideration of an annual retainer of $44,000. At its meeting on December 1, 2010, the Board of Directors reviewed this consulting arrangement and determined that Dr. Listwan satisfies the current independence criteria for directors because: (i) Dr. Listwan is not an employee of ProAssurance or any of its subsidiaries based on the Board's review of the terms of Dr. Listwan's engagement as a consultant and its consideration of Internal Revenue Service regulations defining employees and independent contractors for purposes of FICA (Federal Insurance Contributions Act) withholding, and the factors used by our Human Resources Department to determine whether a service provider receives a statement on Form W-2 (an employee) or Form 1099 (independent contractor) with respect to its compensation for services; and (ii) the compensation payable to Dr. Listwan for services as a consultant would not exceed the limitation on compensation under the NYSE corporate governance rules and ProAssurance's current independence criteria.

        Our independence criteria provide that a director cannot be independent if such director or a member of his or her family has purchased, or if such director has served as an executive officer, partner or controlling stockholder of a company that has purchased, insurance from any of our insurance subsidiaries in any of the last three years and paid more than $1,000,000 in premiums in any of those years. Four directors have purchased medical malpractice insurance from the Company either directly or indirectly through their respective practice entities during the last three years (Drs. Flowers, Listwan, Woodhams and Yeargan) , and two of the directors have members of their immediate families who are physicians and are insured by the Company. In addition, Dr. Woodhams is an executive officer of an insured practice entity that has paid premiums for insurance provided by ProAssurance in the following amounts in the last three years: $180,940, $141,993 and $151,880. Our physician directors and the physician members of a director's family acquire the insurance in the ordinary course of business at rates that are consistent with our filed rates and customary underwriting practices. The premiums paid with respect to the individual physicians or the practice entities do not exceed the $1,000,000 premium limitation set forth in the Independent Criteria. Our Board has consistently found that it is customary and appropriate for our physician directors to obtain their professional liability insurance from our insurance subsidiaries and that the purchase of insurance from our subsidiaries will not impair the independence of a director so long as the premiums paid are less than the $1,000,000 limitation in the independence criteria.

Qualification of Directors

        The Nominating/Corporate Governance Committee and Board of Directors are responsible for determining the appropriate composition of our Board and for the selection of individual candidates. Our Corporate Governance Principles do not establish any specific minimum qualifications or skills that an individual candidate must possess. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate's reputation for ethical business dealings, knowledge, skill, experience, expertise and the extent to which the candidate would fill a present need in the composition of the Board.

        We have recruited Directors that we believe bring to our Board of Directors a diverse set of qualifications related to our business and its products. More specifically:

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  Our primary product is professional liability insurance for healthcare providers. We believe that it is important to have on our Board healthcare professionals who are, or have been, consumers of our insurance products and who understand the business and professional needs of our customers.

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  Our primary subsidiaries are regulated insurance companies. We believe that it is important to have on our Board persons with experience in the operation of regulated insurance companies.

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  We have a significant business enterprise in the financial services sector. We believe that it is important to have on our Board persons with business experience, including financial services and the governance of publicly traded companies.

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  We also believe that it is important that our Board reflect the core values that guide us in fulfilling our "Treated Fairly" commitment, which are: integrity, respect, doctor involvement, collaboration, communication and enthusiasm.

        The following discussion addresses the experience, qualifications, attributes and skills that have led us to the conclusion that our director nominees and our current directors should serve on our Board.

        Healthcare Providers:    Our Board has five physician-directors: Robert Flowers, M.D., William Listwan, M.D., William Woodhams, M.D. and Wilfred Yeargan, M.D., who are independent directors, and Dr. Jerry Brant D.P.M., who is a management director. Each of these physician-directors is board certified in different medical specialties and has actively practiced medicine for over 30 years (with the exception of Dr. Flowers, who retired from his obstetric and gynecology practice in Dothan, Alabama after more than 20 years). Drs. Brant (certified in podiatric medicine) and Listwan (certified in internal medicine) have held significant leadership positions in national and state medical organizations. Dr. Listwan, who has practiced internal medicine in Wisconsin for over 30 years, served as a board member and President of the

Wisconsin Medical Society and is currently on the faculty of the Medical College of Wisconsin in Milwaukee. Dr. Brant served as a board member and President of both the American Podiatric Medical Association and the Illinois Podiatric Medical Association where he practiced podiatric medicine for 30 years prior to becoming the fulltime Chief Executive Officer of PICA. Dr. Woodhams (family practice certification) and Dr. Yeargan (ophthalmology certification) have both practiced in their specialties for over 35 years and have been active in their respective local specialty medical societies.

        The presence of our independent physician-directors reflects our commitment to local market presence and to our physician heritage. Drs. Flowers and Yeargan have served on our regional claims committee in Alabama for over twenty years. Dr. Woodhams served on the board and claims committee of our Michigan predecessor from 1980 until its merger with ProAssurance in 2001 and also served on the board and claims committee of our Indiana predecessor for over 10 years prior to our acquisition of that company. Dr. Listwan served on the board and claims committee of our Wisconsin predecessor from 1980 until its merger with ProAssurance in 2006. Each of these physicians continued to serve on his respective regional claims committee until we created our Professional Liaison Committee in December 2009. Members of that committee regularly attend regional claims committee meetings and assist the Board of Directors in understanding professional liability and risk management issues affecting and of concern to physicians and other healthcare professionals in our professional liability insurance markets.

        In addition to our physician directors, our Chief Executive Officer, W. Stancil Starnes, represented practicing physicians in the defense of medical malpractice claims for over thirty years. Mr. Starnes brings to the Board a deep understanding of the legal and professional issues involved in resolving claims and how best to deliver the claims defense that is the key component of our insurance products.

        Insurance Company Operations:    We have five directors who have significant experience as operating executives of regulated insurance companies, two of whom are independent.

        Mr. Starnes has served as our Chief Executive Officer since July 2007 and it has been our practice for our Chief Executive Officer to serve on our Board of Directors. Mr. Adamo has served as President of ProAssurance since Medical Assurance, Inc. and Professionals Group, Inc. were consolidated into ProAssurance in June 2001. Prior to that time Mr. Adamo served as Chief Executive Officer and in other senior executive officer positions of ProNational Insurance Company (now known as ProAssurance Casualty Company) for 21 years. Mr. Adamo currently serves on the board of the Physician Insurers Association of America, an industry association of doctor founded medical professional liability companies. Dr. Brant has served as an executive officer of PICA since its founding in 1980 and became its fulltime Chief Executive Officer in 1997.

        Mr. Nabers served as a senior executive officer of Protective Life Corporation from 1979 until his retirement as its Chairman and Chief Executive Officer in 2001. Protective Life Corporation is an insurance holding company whose principal subsidiaries are engaged in the life insurance business. During his tenure at Protective, Mr. Nabers served on the board of the American Council of Life Insurers from 1994 to 2001 and its Chairman in 2000. Mr. Bloodworth is an actuary and served as a senior executive of insurance subsidiaries of Protective Life Corporation from 1972 until 1983, serving as President of American Foundation Life Insurance Company from 1979 to 1983. During this time, Mr. Bloodworth was a Fellow of the Society of Actuaries and member of the American Academy of Actuaries and a Chartered Life Underwriter.

        Other Business and Financial Services:    We have three independent directors who bring diverse business experience to the Board.

        Following his tenure as President of American Foundation Life, Mr. Bloodworth was a senior executive for National Bank of Commerce and since 1988 has been the Chief Executive Officer of a manufacturing company. As an actuary, Mr. Bloodworth, who serves on our Audit Committee, contributes to the ability of the Board to assess the risks relating to the provision for losses and loss adjustment expenses for claims which is our largest balance sheet liability.

        Ms. Putallaz, who obtained a PhD in economics in 1974, has served in various capacities for firms engaged in the investment management business since 1983. Prior to that time she was a lecturer and research assistant in the Economics Department of the University of Michigan. Ms. Putallaz, who serves on our Audit Committee, brings her knowledge and expertise to the financial and investment aspects of ProAssurance.

        Mr. McMahon's career has focused on the leadership of business enterprises including McWane Cast Iron Pipe Company, a privately held manufacturer of cast iron pipe, and Ligon Industries, a manufacturer of waste treatment equipment, aluminum castings and hydraulic cylinders. His leadership ability is reflected by his election to serve as a Trustee of the University of Alabama, director of UAB Health Systems, and trustee of Birmingham Southern College.

        Additional Qualifications:    In selecting individual candidates, ProAssurance also has considered other relevant experience of our directors including:

        Practice of Law:    A background in law is of significant value in understanding the legal issues impacting ProAssurance as a publicly traded company and as a holding company for regulated insurance companies. Messrs. Adamo, McMahon, Nabers, and Starnes all had experience in the private practice of law prior to entering their business careers, and Mr. Nabers also served as the Chief Justice of the Alabama Supreme Court from 2004 until 2006.

        Public Company Experience:    Apart from ProAssurance and its predecessor companies, Messrs. McMahon, Nabers and Starnes have all served as members of the Board of Directors of one or more publicly traded companies, and each has gained valuable experience through leadership of, and service on, various standing committees of each Board on which they have served.

        Qualification to Serve on the Audit Committee:    Members of the audit committee of publicly traded companies are required to be independent and to possess specific financial qualifications. Members of an audit committee are expected to be "financially literate," and one member is expected to be qualified to be an "audit committee financial expert." In selecting directors, we consider the candidate's ability to serve on the Audit Committee. All members of our Audit Committee have been found to be independent by our Board of Directors under SEC rules and NYSE guidelines. Mr. Bloodworth and Ms. Putallaz meet the financial literacy requirements as a result of their training, employment with financial institutions, and general financial expertise. Mr. Nabers has been designated as our audit committee financial expert based upon his expertise and his experience as an executive officer of Protective Life Corporation and as Finance Director of the State of Alabama.

        Diversity:    Our Board of Directors is committed to diversity on the Board and within the Company. We believe our directors provide diversity in business experience and geographic representation. As vacancies arise on our Board, diversity will be a factor in the selection of a new director.

Board Leadership

        Our Board of Directors has determined that is in our best interest for Mr. Starnes to serve as our Chairman of the Board and our Chief Executive Officer. Our Board believes it is in our best interest to have one individual to lead our company and to establish its strategic goals and objectives under the supervision and direction of the Board of Directors. Our Board also believes that having Mr. Starnes serve as our Chairman and Chief Executive Officer facilitates his ability to establish priorities for our Board and management in achieving such goals and objectives.

        We have not formally established the position of lead director. Our Corporate Governance Principles require our non-management directors to hold executive sessions at which management, including the Chief Executive Officer, is not present. The Corporate Governance Principles further provide that the executive sessions of non-management directors are to be held on a regularly scheduled basis, not less frequently than two times each year, and that at least one of the executive sessions will be attended by independent directors only. The non-management directors select an independent director to preside at each executive session. At the annual meeting in May 2010, the independent directors selected Dr. Yeargan as the independent director to preside at the executive sessions. During 2010, our independent directors held an executive session after each quarterly Board meeting.

Risk Oversight

        As an insurance holding company, our business is principally conducted by insurance subsidiaries that are subject to insurance laws and regulations in their respective domiciliary states and in the states in which they do business. State insurance regulatory regimes are intended to protect policyholders by vesting in the insurance regulator administrative and supervisory authority to address risks relating to the solvency of insurers and their ability to pay claims as well as to the marketing of insurance products and rates charged for such products. The insurance regulations identify key business risks associated with the insurance business and provide guidance as to the management of these risks.

        We have taken steps to catalogue and identify these and additional risks for purposes of enterprise risk management (ERM). We expect our Chief Executive Officer to be in charge of risk oversight. We have also established a management based ERM Committee coordinated by our President and comprised of persons responsible for our key risk areas, including adequacy of loss reserves; defense of claims and the litigation process; the quality of investments supporting our reserves and capital; compliance with regulatory and financial reporting requirements; and concentration in the medical professional liability insurance business. Our Chief Executive Officer and ERM Committee are responsible for identifying material risks associated with these and other risk areas and for establishing and monitoring risk management solutions that address levels of risk appetite and risk tolerance that are recommended by the committee and reviewed by the Board.

        The Board of Directors is responsible for ensuring that our ERM process is in place and functioning. The Board has divided primary ERM oversight responsibility between the Audit Committee and the Nominating/Corporate Governance Committee as follows:

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  The Audit Committee has the primary oversight responsibility for risks relating to financial reporting and compliance. We have established lines of communication between the Audit Committee and our independent auditor, internal auditor and management that enable the Audit Committee to perform its oversight function.

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  The Nominating/Corporate Governance Committee has the primary responsibility for oversight of those risks covered by the ERM process that are not the responsibility of the Audit Committee. The Nominating/Corporate Governance Committee will review the ERM process established by management's ERM Committee and monitors the functioning of the process. It also will review recommendations of our ERM Committee as to materiality thresholds for risks covered in the ERM process and as to the levels of risk appetite and risk tolerance with respect to covered risks.

Summary of Changes to Corporate Governance Policies and Procedures in 2010

        At its regularly scheduled meeting on December 1, 2010, our Board adopted several resolutions designed to enhance our corporate governance and further align our compensation practices with the interests of stockholders. These changes are described below.

Policies Regarding Executive Compensation

        Acting on the recommendation of the Compensation Committee, the Board adopted several resolutions, effective December 1, 2010, directing ProAssurance, including its subsidiaries, not to:

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  Execute any new agreements with executive officers that include any "single-trigger" change of control features similar to a lump sum cash payment payable upon the occurrence of only a change of control of ProAssurance;

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  Execute any new agreements with executive officers that include a gross-up for the excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or an obligation to reimburse executive officers for such excise tax; or

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  Make any stock-based awards to any executive officer who has not first agreed in writing to hold such stock-based award for a minimum of one year from the date of grant of such stock-based award.

The Board's action will not change, alter or amend any employment agreement, or other agreement with an executive officer, that was in effect prior to December 1, 2010. The action defines "executive officers" as: our Chief Executive Officer, Chief Financial Officer, all officers who report stock transactions under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other senior officers whose compensation is reviewed individually by our Compensation Committee.

Recoupment of Incentive Compensation

        Our Board of Directors also established a recoupment provision (a "clawback") for incentive compensation as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and suggested by emerging corporate best practices. This clawback requires current and former executive officers to repay erroneously awarded incentive compensation if there is an accounting restatement triggered by material non-compliance with any financial reporting requirement. This clawback is to be applied whether or not there is misconduct and requires a three-year "look-back" period. The clawback is in effect for 2010 incentive compensation paid in 2011, and will be incorporated in all bonus agreements going forward.

Director Majority Voting Standard

        On December 1, 2010, our Board acted upon the recommendation of our Nominating/Corporate Governance Committee to amend our Bylaws and Corporate Governance Principles to provide for a majority voting standard for the election of directors in uncontested elections (elections where the number of nominees is not greater than the number of directors to be elected) and to implement a resignation policy in the event a nominee to our Board of Directors fails to receive a majority of "For" votes in an uncontested election. Specifically, these amendments state:

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  As a condition to the Board's nomination of a person for election as a director at a meeting of the stockholders such person must deliver to the Board a written irrevocable resignation as a director to be effective after the meeting of the stockholders if the following conditions are satisfied: (1) such person is nominated as a director in an uncontested election (an election where the number of nominees is not greater than the number of directors to be elected); (2) such person receives a greater number of "withheld" votes from his or her election than votes "for" such election; and (3) such resignation is accepted by the Board of Directors.

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  If any nominee in an uncontested election (an election where the number of nominees is not greater than the number of directors to be elected) receives a plurality of the votes cast sufficient to be elected as a director but receives a greater number of votes "withheld" from his or her election than "for" such election, the Board will decide whether to accept or reject the resignation previously tendered by such nominee. The Board may consider all factors it deems relevant in deciding whether to reject a tendered resignation, including, but not limited to, the following: (i) any stated reasons why stockholders withheld votes from such nominee; (ii) any alternatives for curing the underlying cause of the withheld votes; (iii) if the nominee is a current director, the director's tenure; (iv) the nominee's qualifications; (v) the nominee's past and expected future contributions to ProAssurance; and (vi) the overall composition of the Board, including whether accepting the resignation would cause ProAssurance to fail to meet any applicable SEC or NYSE requirements. The Board of Directors is required to act on the resignation within 10 days following certification of the stockholder vote indicating that such person received a greater number of "withheld" votes in the uncontested election. A director who is elected in an uncontested election but who received a greater number of "withheld" votes will serve as a director until the Board accepts such Director's resignation.

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  A director who receives a greater number of "withheld" votes in the uncontested election may not be present during the deliberations or voting whether to accept his or her previously tendered resignation, except that prior to voting, the Board will afford the affected director an opportunity to provide any information or statement that he or she deems relevant. In addition, such director may not be present during the deliberations or voting whether to accept a resignation previously tendered by any other director who also received a greater number of "withheld" votes in the same uncontested election.

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  The Board's determination of whether to accept or reject a tendered resignation will be promptly and publicly disclosed in a document furnished or filed with the SEC.

Blank Check Preferred Stock

        The Board further amended our Corporate Governance Principles on the recommendation of our Nominating/Corporate Governance Committee to address the use of the "blank check" preferred stock authorized in our Certificate of Incorporation. Specifically, this amendment directs that, subject to its fiduciary duties, the Board of Directors will not, without prior stockholder approval, issue any series of preferred stock for any defense or anti-takeover purpose, for the purpose of implementing any stockholder rights plan or with features specifically intended to make any attempted acquisition of ProAssurance more difficult or costly. Within the limits described above, the Board of Directors may issue preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes that has the effect of making an acquisition of ProAssurance more difficult or costly, as could also be the case if the Board were to issue addition common stock for such purposes.

Meetings and Committees of the Board of Directors

        Our Board of Directors held eight meetings during 2010. Our Bylaws establish four standing committees of the Board of Directors: the Nominating/Corporate Governance Committee; the Compensation Committee; the Audit Committee; and the Executive Committee, each of which is described below. Each of our incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees of the board on which he or she served during 2010 (in each case, which were held during the period for which he or she was a director).

        Neither our Board of Directors nor our Nominating/Corporate Governance Committee has implemented a formal policy regarding director attendance at annual meetings of our stockholders. However, our Board of Directors typically holds its annual meeting directly following the annual stockholders' meeting, and it is customary for our directors to attend the annual stockholders' meeting. All of our directors attended the annual meeting of our stockholders held on May 19, 2010.

Nominating/Corporate Governance Committee

        Our Nominating/Corporate Governance Committee currently consists of three independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of the Nominating/Corporate Governance Committee are to:

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  identify individuals qualified to become directors and recommend to the Board of Directors for its consideration the candidates for all directorships to be filled by the Board of Directors or to be elected by the stockholders;

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  advise the Board of Directors with respect to the board composition, procedures and committees;

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  develop and recommend to the Board of Directors a set of corporate governance principles applicable to ProAssurance;

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  oversee the evaluation of the Board of Directors and the evaluation of ProAssurance's management;

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  oversee the risks covered by ProAssurance's ERM process that are not the responsibility of the Audit Committee; and

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  otherwise take a leadership role in shaping the corporate governance of ProAssurance.

        The Nominating/Corporate Governance Committee is empowered to engage a third party search firm to assist in identifying and evaluating director candidates. However, the committee did not hire any search firm during 2010 and, accordingly, paid no fees to any such company.

        Under our Corporate Governance Principles, the Nominating/Corporate Governance Committee will consider a nominee proposed by a stockholder for a vacancy on our board when such nomination has been submitted in accordance with the provisions contained in our Bylaws, which are described under the caption "Stockholder Proposals" in this proxy statement. A vacancy does not exist where:

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  the Board of Directors desires to re-nominate an incumbent director for an additional term and the director consents to stand for re-election and to serve on our Board of Directors if elected; or

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  the Nominating/Corporate Governance Committee has recommended to our Board of Directors a candidate to fill a vacancy and, prior to the receipt of a properly submitted stockholder nomination, such nominee has agreed to stand for election and serve on our board if elected.

Our Board of Directors may elect not to fill a vacancy arising on the Board. The Board of Directors may elect to not recommend a director candidate nominated by a stockholder even if such director candidate is the only candidate submitted to the Nominating/Corporate Governance Committee to fill a vacancy.

        The Nominating/Corporate Governance Committee is responsible for determining the appropriate composition of our Board and for the selection of individual candidates consistent with such determination. Our Corporate Governance Principles do not establish any specific requirements of minimum qualifications or skills that an individual candidate must possess other than the maximum age requirements described in the Corporate Governance Principles. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate's reputation for ethical business dealings, knowledge, skill, experience, expertise, and the extent to which the candidate would fill a present need in the composition of the Board.

        Subject to the qualifications described above, our Nominating/Corporate Governance Committee will consider a director candidate nominated by a stockholder in the same manner as candidates brought before the Nominating/Corporate Governance Committee from other sources. Generally, the Nominating/Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her

résumé and other background information that has been made available to the Nominating/Corporate Governance Committee. A member of the Nominating/Corporate Governance Committee will contact for further review those candidates who the committee believes are qualified, who may fulfill a specific board need and who the committee believes would otherwise best make a contribution to the Board. If, after further discussions with the candidate and other further review and consideration as necessary, the Nominating/Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board.

        The charter of the Nominating/Corporate Governance Committee provides for at least three members, each of whom must be an independent director. The current members of our Nominating/Corporate Governance Committee are John J. McMahon, Jr. (Chairman), Lucian F. Bloodworth and William H. Woodhams. Our Board of Directors has found that each member of our Nominating/Corporate Governance Committee is "independent" within the meaning of the rules of the NYSE.

        During 2010, our Nominating/Corporate Governance Committee met three times.

Compensation Committee

        Our Compensation Committee currently consists of three independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of the Compensation Committee are to:

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  represent and assist the Board of Directors in discharging its oversight responsibility relating to compensation matters, including determining the compensation arrangements for the chief executive officer and reporting its determination to the Board of Directors for ratification by a majority of independent directors; and

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  review and discuss with management the disclosure under the caption "Compensation Discussion and Analysis" and prepare the report of the Compensation Committee with respect to such disclosure, each of which is to be included in our annual proxy statement.

        The charter of the Compensation Committee charges the committee with the responsibility to determine and approve, subject to ratification by a majority of independent directors, the Chief Executive Officer's compensation level based on the committee's evaluation of the Chief Executive Officer's performance in light of the corporate goals and objectives relevant to the Chief Executive Officer's compensation as approved by the committee. The charter also charges the Compensation Committee with the responsibility to, among other duties, review the competitiveness of the non-Chief Executive Officer executive compensation programs of ProAssurance; approve change of control agreements or severance plans for executive officers of ProAssurance; and make recommendations for director compensation to our Board of Directors. The charter further provides that the Compensation Committee has the exclusive authority to retain outside compensation consultants and advisors as it deems appropriate to fulfill its responsibilities.

        The current practice of the Compensation Committee is to retain an outside consultant from time to time to gather data from peer companies and to use such data as a point of reference when reviewing ProAssurance's compensation practices. The Compensation Committee, with the assistance of ProAssurance's management and its consultant, identifies the peer companies to be used in the compensation analysis. The peer companies are insurance organizations that are competitors with ProAssurance in terms of direct business, senior executive talent and market capitalization.

        After reviewing peer companies' data, the compensation consultant provides a report to the committee that describes market practices with regard to executive compensation and identifies any gaps between the market and ProAssurance's executive compensation practices. In addition, from time to time the Compensation Committee retains a compensation consultant to provide a review and analysis of particular aspects of ProAssurance's compensation program, and reports of these studies are also considered by the committee in making its recommendations. The Compensation Committee customarily makes its compensation recommendations to our Board of Directors at its regularly scheduled meeting in the first quarter of each year.

        ProAssurance's senior management makes no recommendations with respect to compensation of the Chief Executive Officer. The Compensation Committee is exclusively responsible for making compensation recommendations for adoption by the Board of Directors as to changes in base salary for the Chief Executive Officer and the number and type of long-term incentive compensation awards to be granted to the Chief Executive Officer. The Compensation Committee also approves the annual incentive award guidelines for non-equity incentive compensation to be paid to the Chief Executive Officer. All decisions of the Compensation Committee with respect to the Chief Executive Officer compensation are subject to ratification by a majority of the independent directors under the committee's charter.

        In accordance with its charter, the Compensation Committee makes recommendations as to compensation of our directors. In 2010, the Compensation Committee engaged a compensation consultant to provide a review of the compensation of our Board of Directors and make recommendations for changes in the compensation of directors for their service on the Board of Directors and for their service on the various committees. These recommendations were considered by our Board of Directors at its meeting in the first quarter of 2011.

        The Compensation Committee also administers the ProAssurance Corporation 2008 Annual Incentive Compensation Plan and the ProAssurance Corporation 2008 Equity Incentive Plan, as well as the ProAssurance Corporation Incentive Compensation Stock Plan, and the ProAssurance Corporation 2004 Equity Incentive Plan with respect to awards granted prior to the effectiveness of the ProAssurance Corporation 2008 Equity Incentive Plan.

        During 2010, our Compensation Committee met four times. The charter of the Compensation Committee provides for at least three members, each of whom must be an independent director within the meaning of the rules of the NYSE, a "non-employee director" within the meaning of SEC Rule 16b-3, and an "outside director" within the meaning of the regulations under Section 162(m) of the Internal Revenue Code. The current members of the Compensation Committee are Wilfred W. Yeargan, Jr. (Chairman), Robert E. Flowers and John J. McMahon, Jr. Our Board of Directors has determined that each member of the Compensation Committee is "independent" and meets the requirements of the Compensation Committee charter. No member of the Compensation Committee has any interlocking relationships required to be disclosed under federal securities laws.

        This year's report of the Compensation Committee is on page 36 of this proxy statement.

Audit Committee

        Our Audit Committee consists of three independent directors, and operates pursuant to a written charter that is available in the Corporate Governance section of our website, www.ProAssurance.com. The primary purposes of our Audit Committee are to represent and assist the Board of Directors in discharging its oversight responsibility relating to:

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  the accounting, reporting and financial practices of ProAssurance and its subsidiaries, including the integrity of our financial statements;

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  the surveillance of our administration and financial controls and compliance with legal and regulatory requirements;

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  the outside auditor's qualifications and independence;

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  ProAssurance's policies on risk assessment and risk management with respect to financial reporting issues; and

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  the performance of our internal auditors.

The Audit Committee also prepares the Report of the Audit Committee, included on page 21 of this proxy statement as required by the SEC rules.

        Our Audit Committee is responsible for carrying out all of the duties and responsibilities required for audit committees under the Exchange Act, and the corporate governance rules of the NYSE for listed companies. A description of the specific duties and responsibilities of our Audit Committee can be found in its charter. Our Audit Committee and Board of Directors have established a procedure which establishes a confidential means for complaints or concerns with respect to accounting, internal controls and auditing matters to be submitted to the committee, which is described under the caption titled "Other Matters — Policies on Reporting of Concerns Regarding Accounting and Other Matters and Communicating with Directors" in this proxy statement.

        The charter of the Audit Committee provides for at least three members, each of whom must be an independent director. Drayton Nabers, Jr. is the Chairman, and Lucian F. Bloodworth and Ann F. Putallaz are the other members of our Audit Committee. Our Nominating/Corporate Governance Committee and our Board of Directors have determined that each member of the Audit Committee is "independent" within the meaning of the rules of both the SEC and NYSE; that each member of the Audit Committee is financially literate as such qualification is defined under the rules of the NYSE; and that Drayton Nabers, Jr., based upon his education and extensive experience in connection with the preparation of financial statements and knowledge of GAAP, including his leadership roles at Protective Life Corporation and as the former Finance Director of the State of Alabama, is an "audit committee financial expert" within the meaning of the rules of the SEC. No member of the Audit Committee is presently serving on the audit committee of another company.

        During 2010, the Audit Committee met eight times.

Executive Committee

        Our Executive Committee has the authority during intervals between the meetings of the Board of Directors to exercise all powers and authority of the Board of Directors in the management of our business and affairs, except that the Executive Committee may not:

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  alter or repeal any resolution adopted by the Board of Directors that by its terms is not subject to amendment or repeal by the Executive Committee or any resolution relating to the establishment or membership of the Executive Committee;

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  act with respect to matters required to be passed upon by the full board, the independent directors, or by a committee comprised of independent directors; or

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  act on any matter which has been delegated to the Audit Committee, the Nominating/Corporate Governance Committee or the Compensation Committee in their respective charters.

        The Bylaws provide that the Executive Committee have at least three members including the Chairman of the Board. The members of the Executive Committee are W. Stancil Starnes (Chairman), Victor T. Adamo, and Wilfred W. Yeargan, Jr. The Executive Committee did not meet in 2010.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee has selected Ernst & Young LLP as our auditors for the current fiscal year ending December 31, 2011. Although ratification of the stockholders is not required for selection of independent auditors under Delaware law or our Bylaws, the Board of Directors believes it is appropriate to seek stockholder ratification of the selection of Ernst & Young LLP as independent auditor.

        Ernst & Young LLP served as the independent auditor of ProAssurance for the year ended December 31, 2010. Representatives of Ernst & Young will be present at the 2010 annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for 2010 and 2009

        The table below sets forth the aggregate fees paid by ProAssurance for audit, audit-related, tax and other services provided by Ernst & Young LLP to ProAssurance during each of the last two years.

	2010	2009
Audit fees	$1,459,018	$1,241,706
Audit-related fees	0	0
Tax fees	0	0
All other fees	0	0

Total	$1,459,018	$1,241,706

        All fees paid to Ernst & Young LLP in 2010 which required the pre-approval of the Audit Committee were approved in accordance with our pre-approval policies and procedures described below.

Pre-Approval Policies and Procedures

        Under the Sarbanes-Oxley Act of 2002, the audit committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor's independence. To implement these provisions of the Sarbanes-Oxley Act, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the audit committee's administration of the engagement of the independent auditor. Our Audit Committee has adopted an Audit and Non-audit Service Pre-approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by our independent auditor may be pre-approved.

        For pre-approval of non-audit services, our Audit Committee will consider whether services are consistent with the SEC's rules on auditor independence. Our Audit Committee will also consider whether the independent auditor is able to provide effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the services will enhance our ability to manage or control risk or improve audit quality. Our Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

        Our Audit Committee determines from time to time the eligible services that may be provided to ProAssurance by our independent auditors in accordance with the requirements and guidance of the SEC and the NYSE, or other exchanges or market systems on which our stock is traded. The Audit Committee also determines whether such services fit in the categories of Audit Services, Audit-related Services, Tax Services and other Permitted Non-audit Services as described below and as the description of such services may be modified under subsequent guidance and interpretation of the regulatory and self-regulatory organizations applicable to ProAssurance, including without limitation, the SEC and the NYSE. The independent auditor may not provide any non-audit services that are prohibited under the provisions of Section 10A of the Exchange Act and the rules and regulations promulgated thereunder.

        Audit Services.    Audit services in the annual audit engagement include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor in order for the independent auditor to form an opinion on our consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control and consultations relating to the annual audit or quarterly review. Audit services also include the engagement for the independent auditor's report on the effectiveness of internal controls for financial reporting. In addition to the audit services included in the annual audit engagement, the Audit Committee may approve other audit services. Other audit services are those services that only the independent auditor can reasonably provide and include statutory audits or financial audits for our subsidiaries or affiliates, services associated with inclusion of acquired companies in our financial statements, and services associated with SEC registration statements, periodic reports and other documents we file with the SEC or other documents issued in connection with a securities offering.

        Audit-related Services.    Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Because our Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with SEC rules on auditor independence, the Audit Committee may grant pre-approval to audit-related services. Audit-related services include, among others: due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as "audit services;" assistance with understanding and implementing new accounting and financial reporting guidance from rule-making authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

        Tax Services.    Our Audit Committee believes that the independent auditor can provide tax services to ProAssurance such as tax compliance, tax planning and tax advice without impairing the auditor's independence, and the SEC has stated that the independent auditor may provide such services. Hence, our Audit Committee believes it may grant pre-approval to those tax services that:

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  have historically been provided by the independent auditor;

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  the Audit Committee believes would not impair the independence of the auditor; and

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  are consistent with SEC rules on auditor independence.

        The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the chief accounting officer or outside counsel to determine that tax planning and reporting advice is consistent with this policy.

        Other Non-audit Services.    Our Audit Committee believes, based on the SEC's rules prohibiting the independent auditor from providing specific non-audit services, that certain types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval for those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC's rules on auditor independence. Our Audit Committee may not pre-approve any of the SEC's prohibited non-audit services.

        Annual Audit Engagement.    Our Audit Committee appoints the independent auditor of ProAssurance and pre-approves the services to be provided in connection with the preparation or issuance of the annual audit report or related work. The annual audit services are set forth in an engagement letter prepared by the independent auditor which is submitted to the Audit Committee for approval. The engagement letter provides that the independent auditor reports directly to the Audit Committee. Any audit services within the scope of the engagement letter are deemed to have been pre-approved by our Audit Committee.

        Pre-approval of Other Audit and Non-audit Services.    Other audit services, audit-related services, tax services, and other non-audit services may be pre-approved by our Audit Committee in accordance with the following procedure either on a specific case-by-case basis as services are needed or on a pre-approval basis for services that are expected to be needed. Our Audit Committee may delegate to one or more designated members of the Audit Committee, who are independent directors of the Board of Directors, the authority to grant pre-approval of these services to be performed by the independent auditors. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

        Our management may submit requests for pre-approval of eligible services by the independent auditor from time to time to our Audit Committee or to the member or members of the committee to whom pre-approval authority has been delegated. The request for approval must be sufficiently detailed as to the particular services to be provided so that the Audit Committee knows precisely what services it is being asked to pre-approve and so that it can make a well reasoned assessment of the impact of the service on the auditor's independence. Budgeted amounts or fee levels for services to be provided by the independent auditor must be submitted with the request for pre-approval. Requests for pre-approval of services by the independent auditor must include a joint statement of the independent auditor and our chief accounting officer as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        Our Audit Committee will be informed not less frequently than quarterly of the services rendered by the independent auditor. Our chief accounting officer will be responsible for tracking all independent auditors' fees against the budget for such services and report at least quarterly to the Audit Committee.

        The Audit Committee Charter designates our internal auditor to monitor the performance of all services provided by ProAssurance's independent auditor and to determine whether such services are in compliance with this policy. Our internal auditor reports to the Audit Committee on a periodic basis on the results of its monitoring. Both our internal auditor and management will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to the attention of the internal auditor or any member of management. The Audit Committee will also review our internal auditor's annual internal audit plan to determine that the plan provides for monitoring of the independent auditor's services.

Vote Required

        The ratification of Ernst & Young LLP as ProAssurance's independent auditor for 2011 will require the affirmative vote of a majority of the shares voting on the matter at the 2011 annual meeting. If you vote your shares without instructions to your proxy on this proposal, your shares will be voted FOR the ratification of the selection of Ernst &Young LLP. In the event that the selection of Ernst & Young LLP as independent auditor for 2011 is not approved by the affirmative vote of a majority of the shares voting on the matter, the Board of Directors will request the Audit Committee to reconsider its selection of independent auditors for the year ending December 31, 2011.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR OF PROASSURANCE FOR 2011.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is comprised of three independent directors and operates pursuant to a written charter. The charter is available in the Corporate Governance section of our website at www.ProAssurance.com. During 2010, the Audit Committee met eight times. In conjunction with some of these meetings, the Audit Committee met in executive sessions and met in private sessions with our independent auditors, our internal auditors, our Chief Executive Officer, Chief Financial Officer and our outside corporate counsel.

        Our management is responsible for the preparation, presentation and integrity of ProAssurance's financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of ProAssurance's financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditors are also required to review the adequacy and effectiveness of ProAssurance's internal controls on financial reporting. The Audit Committee is directly responsible in its capacity as a committee of the board for the appointment, compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee.

        In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and with Ernst & Young LLP, our independent auditors. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by auditing standards and guidelines established by the SEC and the Sarbanes Oxley Act. The independent auditors are required to provide the Audit Committee with certain information regarding the scope and results of their audit of ProAssurance's financial statements, including information with respect to the following, if applicable: (i) the auditor's responsibility under standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB"); (ii) judgment about the quality and acceptability of accounting principles; (iii) critical accounting policies; (iv) sensitive accounting estimates; (v) any significant audit adjustments; (vi) unrecorded audit differences considered by management to be immaterial; (vii) disagreements with management; (viii) consultations with other accountants; (ix) difficulties encountered with management in performing the audit; (x) the adoption of or change in an accounting policy; (xi) methods of accounting for significant unusual transactions and for controversial or emerging areas; (xii) risks of fraud and illegal acts; (xiii) pre-approval of services to be performed by the independent auditor; (xiv) material alternative accounting treatments discussed with management; (xv) other material written communications to management; (xvi) significant deficiencies and material weaknesses identified during audit of internal control, if any; (xvii) internal quality control procedures of the independent auditor; (xviii) material issues raised in quality control reviews of the independent auditor within the last five years and corrective actions taken; and (xix) relationships between ProAssurance and the independent auditor.

        The Audit Committee has received from Ernst & Young LLP a letter providing the disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between Ernst & Young LLP and ProAssurance that in their professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of ProAssurance within the meaning of federal securities laws and in compliance with PCAOB Rule 3520.

        All audit and non-audit services performed by the independent auditors must be pre-approved by the Audit Committee or a member thereof. The Audit Committee approved the audit services rendered by our independent auditors during ProAssurance's most recent fiscal year. Ernst & Young LLP did not perform any non-audit services in 2010.

        Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

        Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements of ProAssurance for 2010 be included in its Annual Report on Form 10-K for the year ended December 31, 2010, prior to the filing of such report with the SEC.

  Audit Committee:
  Drayton Nabers, Jr., Chairman
  Lucian F. Bloodworth
  Ann F. Putallaz
  March 23, 2011

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Section 14A of the Exchange Act, which was enacted in July 2010 as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        As described in detail in this proxy statement under the heading "Compensation Discussion and Analysis," we seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

        We urge you to read the Compensation Discussion and Analysis, which also describes changes we have made to our executive compensation programs in 2010, including the Board's direction to ProAssurance and its subsidiaries: (i) not to execute any new agreements with executive officers that include a "single-trigger" change of control feature similar to a lump sum cash payment payable upon the occurrence of only a change of control of ProAssurance; (ii) not to execute any new agreements with executive officers that include a gross-up for the excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code, or an obligation to reimburse executive officers for such excise tax; and (iii) not to make any grants of stock-based awards to any executive officer who has not first agreed in writing to hold such stock-based award for a minimum of one year from the date of grant of such stock-based award. Also in 2010 we adopted a clawback provision for incentive compensation, which requires current and former executive officers to repay erroneously awarded incentive compensation if there is an accounting restatement triggered by material non-compliance with any financial reporting requirement. The Compensation Committee and the Board of Directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our executive officers in 2010 reflects and supports these compensation policies and procedures.

        The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

        The approval of this Proposal 3 requires the affirmative vote of a majority of the shares voting on the matter at the 2011 annual meeting without regard to broker non-votes or abstentions. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

        "RESOLVED, that ProAssurance's stockholders approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in ProAssurance's proxy statement for the 2011 Annual

Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure."

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

        Our Board of Directors has determined that an advisory vote on executive compensation that occurs annually is the most appropriate frequency for ProAssurance and therefore our Board recommends that you vote for an annual advisory vote on executive compensation. The Board is recommending that stockholders vote for a frequency of once every year because it believes that an annual advisory vote on executive compensation is a good corporate governance practice and that it will allow our stockholders to provide their direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year. Also, an annual advisory vote on executive compensation is consistent with our desire to seek input from, and engage in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

        We recognize that our stockholders may have different views as to the best approach on this issue, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

        This vote is advisory and not binding on ProAssurance or our Board of Directors in any way. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and ProAssurance to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

        The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion will address our compensation practices with respect to our Chief Executive Officer and the other executive officers named in the Summary Compensation Table on page 37 of this proxy statement, which we refer to as our "executives" in the discussion.

  Overview

        We seek to offer competitive compensation that is designed to attract and retain qualified and motivated individuals and reward them based on performance and to closely align the interests of our executive officers with the interests of our stockholders. Our executive compensation includes three elements: base salary, annual incentive awards and long-term incentive awards.

        We emphasize incentive compensation that rewards our executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, and places the majority of their potential compensation at risk, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The amount of an executive's incentive compensation (annual incentive and long-term compensation) at risk relative to their base salary is intended to be significant and in 2010 was approximately 70% of total potential compensation for our Chief Executive Officer and ranged from approximately 62% to 67% of total potential compensation for our other executives. This reflects our objective to reward performance and to link rewards to our strategic business objectives.

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  Our annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing compensation based on annual corporate performance measures for all executives; compensation is also based on individual performance measures for executives other than the Chief Executive Officer (and the President prior to 2011).

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  Our long-term incentive compensation for executives is focused on long-term corporate growth, principally reflected as the increase in book value per share and in the market value of our shares.

        Since 2009, we have made several changes to our compensation programs to further align the interests of our executive officers with those of our stockholders, including:

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  In 2009, we began substituting grants of restricted stock units (RSUs) for stock options as a component of our long-term incentive compensation for executives. We believe that the RSUs will be more effective than stock options because RSUs have both an upside and downside potential thereby better aligning the financial interests of executives with our stockholders and because the multi-year vesting requirement in the RSUs will promote the retention of our key executives. The only exception to this change is that retirement eligible executives will receive performance shares rather than RSUs to simplify our tax treatment

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  On December 1, 2010, our Board adopted a resolution regarding executive compensation to direct ProAssurance and its subsidiaries not to execute any new agreements with executive officers that include any "single-trigger" change of control features similar to a lump sum cash payment payable upon the occurrence of only a change of control of the ProAssurance.

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  On December 1, 2010, our Board adopted a resolution regarding executive compensation to direct ProAssurance and its subsidiaries not to execute any new agreements with executive officers that include a gross-up for the excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code, or an obligation to reimburse executive officers for such excise tax.

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  On December 1, 2010, our Board adopted a resolution regarding executive compensation to direct ProAssurance and its subsidiaries not to make any new grants of stock-based awards to any executive officer who has not first agreed in writing to hold such stock-based award for a minimum of one year from the date of issue of such stock-based award.

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  On December 1, 2010, our Board adopted a resolution to institute a recoupment requirement (a "clawback") for incentive compensation, beginning with 2010 incentive compensation, which requires current and former executive officers to repay erroneously awarded incentive compensation if there is an accounting restatement triggered by material non-compliance with any financial reporting requirement.

These changes to our compensation programs are designed to enhance our corporate governance and build upon our overall pay-for-performance philosophy. They are described in more detail throughout this Compensation Discussion and Analysis, and the changes made in 2010 are also described in greater detail under "Summary of Changes to Corporate Governance Policies and Procedures in 2010," above.

  Compensation Review Process

        To aid in our evaluation of the reasonableness of our executive compensation and the competitiveness of such compensation with market practices, we use compensation data from a group of peer companies as a point of reference in reviewing our executive compensation. We use the peer group compensation data with respect to base salaries, annual incentive compensation and long-term incentive compensation payable to senior level executives. We use this information for the purpose of evaluating the reasonableness of our senior executive compensation and the competitiveness of such compensation with market practices. However, we do not attempt to benchmark our compensation to the peer group. The peer companies are publicly traded insurance companies that include medical professional liability insurance companies that are in direct competition with ProAssurance and specialty insurance companies that are generally of similar size in terms of total assets, market capitalization and revenues. The peer group used in 2010 included twenty-two companies, namely:

        Medical Professional Liability Insurance Companies.    American Physicians Capital, Inc., American Physicians Service Group, Inc. and FPIC Insurance Group, Inc.

        Specialty Insurance Companies.    Alleghany Corporation; Allied World Assurance Co. Holdings, Ltd.; ARCH Capital Group Ltd.; Argonaut Group, Inc.; CNA Surety Corporation; Erie Indemnity Company; Harleysville Group Inc.; HCC Insurance Holding, Inc.; Horace Mann Educators Corporation; Infinity Property & Casualty Corporation; Markel Corporation; Meadowbrook Insurance Group; Mercury General Corporation; Montpelier Re Holding Ltd.; The Navigators Group, Inc.; RLI Corp.; Selective Insurance Group, Inc.; State Auto Financial Corporation; and W. R. Berkley Corporation.

        Our Compensation Committee retained Total Compensation Solutions ("TCS") to assist the Committee in the evaluation of our executive compensation for the current year and the years covered in the Summary Compensation Table. With assistance of our senior management, TCS identified the list of peer companies, reviewed the list of companies for appropriateness, and compiled compensation data of the peer companies with respect to base salaries, annual incentive compensation, and long-term incentive compensation. TCS evaluated each element of our executive compensation in comparison to the compensation information compiled from the peer companies. The services provided to us by TCS did not raise any conflict of interest.

        In its capacity as compensation consultant for 2009, 2010 and 2011 compensation, TCS provided us a compilation of financial data regarding the peer companies. The medical professional liability insurers in the peer group were smaller than ProAssurance in terms of total assets and market capitalization, and two of the medical professional liability insurers will be eliminated next year due to acquisitions during 2010, namely: American Physicians Capital, Inc., which was acquired by a nonpublic mutual company, and American Physicians Service Group, Inc., which we acquired in November 2010. The specialty insurers included in the peer companies had total assets ranging from $1.7 billion to $17.3 billion at the end of 2009 as compared to ProAssurance's year-end total assets of $4.6 billion, and they had a market capitalization ranging from $0.4 billion to $4.4 billion at the end of 2009 as compared to ProAssurance's year-end market capitalization of $1.7 billion.

        Although we do not benchmark our compensation to the peer group, we believe that the peer companies are appropriate for comparing the reasonableness and competitiveness of our compensation levels for senior executives. The median revenues for all of the peer companies were $1.1 billion as compared to ProAssurance's revenue of $673 million for the year ended December 31, 2009, and $875 million as compared to ProAssurance's revenue of $507 million for the nine months ended

September 30, 2010. The median operating income for the peer companies was $135 million as compared to $319 million for ProAssurance for the year ended December 31, 2009, and $118 million as compared to $182 million for ProAssurance for the nine months ended September 30, 2010.

        With respect to ProAssurance's performance in comparison to the peer group companies, TCS noted the following: ProAssurance's 2009 revenues were larger than six of the companies; ProAssurance's 2009 operating income was larger than fifteen of the companies; ProAssurance's 2009 operating margin was higher than all but one of the companies; ProAssurance's stock option burn rate (as defined by RiskMetrics) is below the median of the peer companies; and ProAssurance's stock price performance in 2010 exceeded the S&P Index but trailed the SNL Property/Casualty Index. TCS did note that ProAssurance's stock price performance over the preceding three years had exceeded both indexes.

        Our senior management provides the Compensation Committee information for use in developing its determinations on executive compensation in the following respects:

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  calculation of the incentive compensation payable to each of the senior executives in accordance with the performance criteria in the annual incentive award guidelines as approved by the Compensation Committee for that year;

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  analysis of the performance criteria in the annual incentive award guidelines for the current year in light of current corporate goals;

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  review and analysis of the performance criteria for performance shares to be granted as long-term compensation in the current year in view of the long-term corporate goals and objectives;

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  calculation of the results of performance criteria and corresponding awards under maturing performance shares;

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  estimate of the value of equity compensation in accordance with generally accepted accounting principles in the United States; and

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  analysis of the form and mix of the compensation elements included in our executive compensation.

        Our senior management makes no recommendations with respect to compensation of the Chief Executive Officer. The Compensation Committee is exclusively responsible for making compensation recommendations as to changes in base salary for the Chief Executive Officer, the opportunity for payment of annual incentive compensation and the long-term incentive compensation to be granted to the Chief Executive Officer. All recommendations of the Compensation Committee with respect to the Chief Executive Officer compensation, which are subject to approval by the independent directors under the committee's charter, were unanimously approved by the independent directors on our Board of Directors for the current year and all years reflected in the Summary Compensation Table.

        Our Chief Executive Officer, with the assistance of the President, recommends to our Compensation Committee the appropriate changes in compensation for executive officers (other than the Chief Executive Officer) within the compensation framework established by the Compensation Committee. The Chief Executive Officer and President have access to the compensation consultant's reports when making these recommendations. The Compensation Committee reviews these recommendations at a committee meeting usually held in February after the financial results of the prior year are reasonably certain. The Compensation Committee receives the recommendations of the Chief Executive Officer together with supporting material, and reviews this information along with the report of the compensation consultant. After analysis of the information, the Compensation Committee makes its decisions which are transmitted to the full board through the minutes of the Compensation Committee. The Compensation Committee accepted the recommendations of the Chief Executive Officer for the current year and all years covered in the Summary Compensation Table.

  Chief Executive Officer

        W. Stancil Starnes has been our Chief Executive Officer since July 2007. The Summary Compensation Table reflects the compensation paid to Mr. Starnes for 2008, 2009 and 2010 pursuant to an employment agreement between him and the Company. In establishing the economic terms of the employment agreement, the Compensation Committee and Board of Directors considered several factors including: the compensation that had been paid to A. Derrill Crowe, M.D., who preceded Mr. Starnes as Chief Executive Officer; the compensation level of Mr. Starnes at the employment that he resigned to accept the Chief Executive Officer position at ProAssurance; the responsibilities and duties of the Chief Executive Officer of ProAssurance; and the overall executive compensation structure at ProAssurance. For 2008, the employment agreement established Mr. Starnes' base salary at a minimum of $750,000, and he received an annual incentive award of $780,000 in accordance with a guaranty in the employment agreement that his annual incentive award for 2008 would not be less than his base salary for the year. For years after 2008, the employment agreement provides that Mr. Starnes will be paid a base salary to be fixed annually by the Board of Directors; that he will be eligible for annual incentive compensation based on corporate objectives consistent with the criteria established for our other executives; and that he will be granted long-term incentive compensation having a value on each date of grant of not less than $500,000. The Compensation Committee and the independent directors approved 2010 and 2011 compensation for Mr. Starnes consistent with these terms and such compensation is described in the following discussion.

  Base Salary

        Base salary for our executives is established and adjusted according to the following criteria: areas of responsibility; experience; company expense objectives; annual rate of inflation; and individual performance. In 2010, the base salary paid to our executives was less than 40% of total direct compensation (the sum of base salary paid, annual incentive awards paid, and the value of long-term incentive compensation grants for financial reporting purposes). For 2011, the Compensation Committee increased Mr. Starnes' base compensation by one percent to $835,777 and also generally increased the base compensation of the other executives by one percent of their current base salaries. The increases in base salary for 2011 are consistent with past practice in terms of the ratio of base salary to total direct compensation.

  Annual Incentive Compensation

        In 2008, our stockholders approved the ProAssurance Corporation 2008 Annual Incentive Compensation Plan. The 2008 Annual Incentive Compensation Plan is designed to permit annual incentive awards to qualify as performance based compensation under Internal Revenue Code Section 162(m). Under Internal Revenue Code Section 162(m), no federal income tax deduction is allowed for annual compensation in excess of $1 million paid to the Chief Executive Officer and other executives named in the Summary Compensation Table included in our proxy statement unless the excess compensation is considered performance based compensation. Annual incentive compensation awards for years after 2009 have been paid under the 2008 Annual Incentive Plan. This allows us to qualify annual incentive compensation as performance based compensation under Internal Revenue Code section 162(m).

        Our annual incentive compensation program for executives proceeds from and assumes a base salary that is competitive in the market. Annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing significant "at risk" compensation opportunities for our executives and other selected key employees.

        Annual incentive award targets are established during the first quarter for the current year and are expressed as a percentage of base salary. The Compensation Committee establishes guidelines for annual incentive compensation for our executives and other key employees. The Compensation Committee with the assistance of its consultant considers whether our guidelines are consistent with the performance measures used by the peer companies and the likelihood that the guidelines may cause executives to assume material risks in order to achieve their performance measures. Annual incentive awards for executives have been primarily based on corporate performance. For executives other than the Chief Executive Officer (and President prior to 2011), individual performance is also considered. The Compensation Committee assigns a goal and a relative weight for each of the performance criteria in order to determine whether and to what extent the executive receives an award. Annual incentive awards are subject to increase or decrease to the extent actual performance is greater or less than the target guidelines and within the respective guidelines established by the Compensation Committee. The Compensation Committee uses the guidelines to determine the annual incentive award for our Chief Executive Officer. Our Chief Executive Officer recommends annual incentive awards for the other executives pursuant to the guidelines and subject to the review and modification by the Compensation Committee. The Compensation Committee determines that the goals and incentives are set at a level that are reasonable and consistent with past practice, relate to the sound financial management of ProAssurance and do not involve unnecessary or excessive risk that would threaten the value of ProAssurance.

        In 2009 and 2010, the Compensation Committee has tracked the following corporate performance measures to determine annual incentive compensation: stock performance; combined ratio performance; achievement of the Company's retention goal; and individual performance. A summary of the weighted percentage for each of the performance criteria and the performance guidelines follows:

	Stock Performance	Combined Ratio	Retention Goal	Individual Goals/Evaluations
CEO/President	20%	60%	20%	N/A
Other Executives	20%	40%	20%	20%
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  Stock Performance — Stock performance is benchmarked against the SNL Property/Casualty Insurance Index for publicly traded property and casualty insurance companies, which is the peer group index used in our prior proxy statements. Our stock performance must exceed the index by a certain percentage goal at the end of the applicable year in order to receive the full weighted percentage for the stock performance criteria. No credit is given if our stock performance is less than the index. Less than full credit is given if our stock performance exceeds the index but is less than the percentage goal above the index. If our stock performance exceeds the index by more than the percentage goal, a maximum of up to 120% of the weighted percentage may be earned.

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  Combined Ratio Performance — The combined ratio is included as a performance measure because it is a traditional measure of "bottom line" economic success for a property and casualty insurance company that does not directly equate to forecasting earnings if publicly disclosed. Our combined ratio (the sum of our loss ratio and expense ratio based on our GAAP annual income statement) must achieve or exceed the goals as established each year by the Compensation Committee. No credit is given if the ratio does not meet the threshold ratio; less than the full weighted percentage is given if the ratio is between the threshold ratio and the target ratio; and if the ratio is better than the target ratio, a maximum of up to 150% of the weighted percentage may be earned.

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  Retention Goal — The retention goal focuses on the overall retention rate of physician insureds. Our focus on this element is on the long-term need to maintain a loyal policyholder base for our largest segment of business. No credit is given if the ratio does not meet the threshold ratio; less than the full weighted percentage is given if the ratio is between the threshold ratio and the target ratio; and if the ratio is better than the target ratio, a maximum of up to 130% of the weighted percentage may be earned.

  •
  Individual Performance — This element involves a subjective evaluation of individual performance, which is principally based on the evaluation and recommendation of the Chief Executive Officer. We believe the subjective individual performance criteria is an appropriate measurement of incentive compensation for executives (other than the Chief Executive Officer and President)

    because it allows a significant percentage of the recommended annual incentive compensation to be based on a general assessment of the executive's quality of performance, leadership effectiveness, and contribution to the success of the enterprise regardless of corporate performance. The incentive compensation for the Chief Executive Officer and the President are based exclusively on corporate performance because the Compensation Committee believes that corporate performance is the most appropriate measurement for these positions.

        For 2010, the maximum percentage of base compensation to be paid if performance measures are achieved was set at 125% of base salary for the Chief Executive Officer and 85% to 95% of base salary for the other executives. The 2010 annual incentive compensation paid to our Chief Executive Officer and other executives was equal to the maximum percentage of their base salaries. The target goals for each of our performance criteria, as well as a comparison of the actual result, for 2010 are set forth under the table titled "Grants of Plan-Based Awards" in this proxy statement.

        In 2011, the Compensation Committee modified the corporate performance measures used to determine annual incentive compensation. A summary of the weighted percentage for each of the 2011 performance criteria and the performance guidelines follows:

	Return on Equity	Book Value Growth	Combined Ratio	Retention Goal	New Premium	Individual Goals/Evaluations
CEO	10%	10%	60%	10%	10%	N/A
Other Executives	10%	10%	40%	10%	10%	20%

        The modifications to the performance measures were designed to improve the annual incentive plan to promote profitability for ProAssurance by using traditional performance measures in the property and casualty insurance industry and to mitigate risks associated with specific performance measures by selecting other performance measures that are intended provide a counterbalance to the risk associated with such measure. The changes are discussed below:

  •
  The stock performance measure was eliminated as a performance measure in the annual incentive plan. Although the performance of ProAssurance's common stock is an important measure of our performance, management does not have control over the market price of our shares. The change removes stock performance as a short-term measure for incentive compensation. However, as discussed below, we have retained stock performance as a long-term incentive compensation measure in the form of performance shares in order to allow the market to reflect the comparative value of ProAssurance over a longer period of time.

  •
  Combined ratio is retained as the predominant annual performance measure. The combined ratio is the traditional insurance measure that recognizes underwriting profitability of an insurance business. We use the calendar year as opposed to the accident year to determine the combined ratio because the loss development for the calendar year includes both the current accident year as well as changes to prior accident years. By using the calendar year, the risk in the use of this measure is mitigated because management remains at risk for adverse loss development if losses are underestimated in current accident years.

  •
  Retention is retained as an annual performance measure because it is an important measure of customer satisfaction as well as the major component of our premium revenue. The risk of using retention as a performance measure is counterbalanced by the use of the combined ratio as a performance measure. Efforts to increase retention based on insufficient pricing or relaxed underwriting standards would likely have the effect of increasing the combined ratio and thereby reduce the incentive compensation awarded for that measure.

  •
  Return on equity (ROE) replaces one half of the bonus potential formerly allocated to stock performance. ROE is a commonly used annual measure that measures profitability of a company by reflecting as a ratio the amount of earnings generated with the shareholders' equity. We compute ROE by dividing annual net income by the average of beginning and ending shareholders' equity. We believe the risk of using ROE as an incentive is mitigated because the considerations of rating agencies and regulators limits our incentive to reduce the size of the equity of our insurance subsidiaries in order to increase our ROE. In addition, the risk of using ROE as a performance measure is mitigated by our addition of book value growth as an annual performance measure for the reasons discussed below.

  •
  Book value growth replaces the other one half of bonus potential formerly allocated to Stock Performance. Book value per share is commonly used to measure annual growth. We determine Book value growth on a per share basis and use it to measure annual growth by dividing the shareholders' equity (excluding SFAS 115 adjustments for unrealized gains and losses) at the beginning and end of each year by the number of our outstanding shares on each of those dates. We believe growth in book value per share and return on equity provide a balance for the risk associated with each them as performance measures for incentive compensation. Share repurchases at prices above book value will likely result in an increase in ROE, but will likely depress book value per share. Likewise, increases in book value will likely depress ROE unless there is a corresponding growth in earnings.

  •
  New premium is a new measure that replaces one half of the bonus potential formerly allocated to retention. New premium measures the amount of premiums that are not currently being written by our insurance subsidiaries (it does not include premium added by acquisition). We are introducing this measure to highlight our need for new premium growth. By placing a weight of only 10% on this measure, we do not believe that it will incent large scale and rapid premium growth to the detriment of our insurance subsidiaries. We also believe the risk of using new premiums as a performance measure will be offset by the likely adverse effect that insufficient premiums would have on combined ratio and book value growth performance measures.

        The Board also modified the maximum percentage of base salary to be paid to the Chief Executive Officer and the President as annual incentive compensation in 2011 if performance measures are achieved by increasing the maximum percentage for the Chief Executive Officer from 125% to 135% of base salary and by reducing the percentage of the President from 95% to 85% of base salary. The maximum percentages for the other executives remain the same.

        In addition to the above described changes, the annual incentive awards for 2011 will include an overlay that allows an executive to increase annual incentive compensation if our 2011 operating earnings per share exceed our 2010 operating earnings per share. As set forth in our Annual Report on Form 10K for the year ended December 31, 2010, we use operating earnings to evaluate the performance of our operations. Operating earnings exclude the after-tax effects of realized gains or losses, guaranty fund assessments and debt retirement loss. If the 2011 operating earnings per share exceed the 2010 operating earnings per share, an executive will receive additional annual incentive compensation in an amount up to 15% of the annual incentive compensation that is due to be paid to the executive for achievement of the performance measures described above. The addition of the amount paid for exceeding 2010 operating earnings may cause the total amount of the executive's annual incentive compensation to exceed the maximum percentage of base salary established for his or her annual incentive compensation in 2011. We believe the annual incentive compensation for our executives was on average lower than the median for annual incentive compensation of our peer companies, and the addition of the operating earnings performance measure will allow our executives to approach the median level if 2011 performance measures are achieved.

  Long-term Incentive Compensation

        Our long-term incentive compensation is intended to align the interests of our executives with the interests of our stockholders by rewarding long-term corporate performance and increases in share value. Stock options granted under stockholder-approved equity incentive plans were the exclusive long-term incentive compensation provided to our executives in years prior to 2006. Beginning in 2006, we elected to use a combination of options and performance shares available under our stockholder-approved equity compensation plans. In 2009, the Committee elected to continue to grant performance shares and to grant restricted stock units (RSUs) in place of options. The long-term incentive compensation granted in 2009 consists of two-thirds performance shares and one-third RSUs for each executive with the number of units of each depending upon the executive's position in the organization. For 2010 and 2011, we continued to grant RSUs and performance shares in the same ratio to our executives who are not retirement eligible but we modified the grant structure to discontinue RSUs for executives who are retirement eligible (age 60 and over) during the term of the grant. This decision was made since the RSUs, as awarded by ProAssurance, do not provide for a partial payment in the event of retirement, whereas the performance shares do allow for a partial payment in the event of retirement subject to achieving the performance goals established at the time of the grant on a pro rata basis.

        We believe that the performance shares and RSUs align our executives with the stockholders by providing equity compensation based on our long-term objective of growth in stockholder value. The performance shares will reward executives if corporate value is enhanced through achievement of either the "Total Return" or the "Economic Value Added" performance measures, as discussed further below. Further, the RSUs will enhance executive retention as executives will have an incentive to remain employed during the vesting period to obtain the RSUs even if the stock price declines.

        We also believe an effective long-term incentive compensation program is necessary to attract and retain well qualified and experienced executives and other key employees. In establishing the amount of our annual grants of long-term incentive compensation, we consider past practice, recommendations of the compensation consultant and the value of the award (including the value attributable to the award for financial reporting purposes). We monitor the level of awards based on the findings of our compensation consultant, and we believe that our long-term incentive opportunities are appropriate when compared to awards made available to executives at our peer companies.

        Our practice has been to make long-term incentive grants to our current executives and other key employees at the first meeting of the Compensation Committee in each fiscal year, which is usually held in February after the financial results of the prior year are reasonably certain. Where a market price is required, long-term grants (which include options) are priced on a date after our financial results for the prior year have been released. We believe that pricing the grants at this time is most appropriate since the market is then in possession of our earnings and any other material information. We occasionally make long-term grants at other meetings of the Board of Directors, for example, when we retain new senior level executives.

        Performance shares are based on pre-established performance criteria that must be achieved over a period of three years. Each executive is granted a target and maximum award expressed as a number of shares of our Common Stock. Performance shares will be paid to our executives if at the end of the three-year measurement period either of the following performance criteria is achieved:

  •
  Total Return — Total return measures our stock's performance in comparison to the SNL Property/Casualty Insurance Index, which is the index we have used to compare our performance to other public insurance companies. If performance is equal to the index, 75% of target award is earned; if our stock performance is 10% greater than the index, 100% of target award is achieved; and, if our stock performance is 20% greater than the index, then 125% of target award is achieved. If our stock performance is less than the index, no performance shares are awarded under this measure.

  •
  Economic Value Added — Economic value added measures the compound annual growth rate, or CAGR, in book value per common share (excluding SFAS 115 adjustments for unrealized gains and losses). If CAGR is equal to at least 10%, the target award is earned. If CAGR is equal to at least 7.5%, 75% of the target award is earned and if CAGR is equal to 15% or more, 125% of the target award is earned. If CAGR is less than 7.5%, no performance shares are awarded pursuant to this measure.

        Performance shares will be paid to executives if the Compensation Committee finds that either of the performance measures is met in the measurement period. Performance shares for results falling between the stated goals are interpolated. If an executive terminates employment prior to the expiration of the performance period by reason of death, disability, retirement or resignation for "good reason", or by reason of certain major changes in our operations, a pro rata portion of the performance shares may be paid if the Committee finds that the performance criteria had been satisfied at the end of the year preceding termination of employment. Upon a change of control of ProAssurance, performance shares are payable to executives at the target level.

        We began awarding RSUs in 2009. Each RSU is equal to one share of Common Stock and is subject to a restricted period of approximately three years from the date of grant. RSUs vest after the restricted period if the grantee remains continuously employed with ProAssurance or a subsidiary during the restricted period unless sooner vested upon termination by reason of death, disability, or good reason.

        In 2008, our stockholders approved the ProAssurance Corporation 2008 Equity Incentive Plan which replaced the 2004 Equity Incentive Plan. Since 2009, we have granted long-term incentive compensation awards under the 2008 plan. The 2008 Equity Incentive Plan was designed so that options and performance shares granted to executives may qualify as performance based compensation under Internal Revenue Code Section 162(m). RSUs will not qualify as performance based compensation under Internal Revenue Code Section 162(m).

  Stock Ownership Policies

        Our Board has adopted stock ownership targets for our directors and executive officers to further align their interests with our stockholders. The level of stock ownership for executive officers varies by position and their stock ownership targets are as follows: five times base salary for our Chief Executive Officer; three times base salary for our President; and two times base salary for other executives. In addition, in accordance with the Board actions regarding executive compensation adopted in December 2010, our executives have agreed in writing to hold shares of our stock issued pursuant to stock-based awards for a minimum of one year from the date of issue as a condition to the grant of stock based awards beginning in 2011. We have not adopted an anti-hedging policy for our executives and other employees with respect to their ownership of our common stock, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, but we will review this further upon the issuance of SEC guidance on this topic.

  Recoupment of Incentive Compensation

        In December 2010, our Board of Directors established a recoupment requirement (a "clawback") for incentive compensation as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and suggested by emerging corporate best practices. This clawback requires current and former executive officers to repay erroneously awarded incentive compensation if there is an accounting restatement triggered by material non-compliance with any financial reporting requirement. This clawback is to be applied whether or not there is misconduct and requires a three-year "look back" period. The clawback is in effect for 2010 incentive compensation paid in 2011, and our plan is to incorporate the clawback in all annual incentive and performance share agreements going forward.

  2011 Stock Ownership Plan

        On December 1, 2010, our Board of Directors, on the recommendation of the Compensation Committee, terminated our existing open market stock purchase plan known as the Amended and Restated ProAssurance Corporation Stock Ownership Plan (the "2002 Stock Ownership Plan") and

adopted a new stock purchase plan known as the ProAssurance Corporation 2011 Stock Ownership Plan (the "2011 Stock Ownership Plan").

        The 2002 Stock Ownership Plan was a stock purchase plan that allowed all of our employees and directors who had completed six months or more of service to contribute funds through periodic payroll deductions, or through a single lump sum deposit, for the purchase of shares of our Common Stock in ordinary brokerage transactions in the open market. Under the terms of the 2002 Stock Ownership Plan, we made matching contributions in an amount equal to 100% of the first $2,000 contributed by a participating employee during a calendar year and 50% of the next $8,000 contributed by a participating employee in such calendar year. Employees could receive a matching contribution if previously owned shares were contributed to the plan in lieu of cash. The proceeds from our matching contributions were used to purchase shares of our Common Stock in the open market. The grant shares purchased with matching contributions generally vested after three years of continuous employment and were expensed as compensation ratably over the three year period. The termination of the 2002 Stock Ownership Plan resulted in all unvested grant shares under that plan becoming fully vested effective December 1, 2010.

        The 2011 Stock Ownership Plan is available to our employees and directors who have at least six months of service. Employees or directors who own directly or indirectly more than 5% of our outstanding Common Stock are ineligible to participate. The 2011 Stock Ownership Plan allows eligible employees and directors to elect to make payroll deductions from their compensation in an amount not to exceed $5,000 per annum. At the expiration of the twelve month contribution period, deducted amounts will be used to purchase whole shares of common stock at a price equal to the closing price of a share as reported on the New York Stock Exchange on the purchase date. The shares will be purchased from the Company and issued from the shares reserved for issuance under the 2008 Equity Incentive Plan.

        We will issue to participants one RSU for each share purchased with the participants' contributions under the 2011 Stock Ownership Plan. Each RSU will be issued under the 2008 Equity Plan and will be equal in value to one share of Common Stock. Upon vesting, we will pay the RSUs in shares of our Common Stock from those shares reserved for issuance under the 2008 Equity Plan. The RSUs will vest upon the sooner of three years of continuous employment, termination of employment by reason of death or disability or for "good reason", or a change of control of the Company. If a participant terminates employment more than twelve months but less than three years from the date of grant, the RSUs will partially vest based on the number of days that the participant was employed in the vesting period. Any RSUs that are unvested on termination of employment will be forfeited. In addition, if a participant withdraws shares purchased for his or her account, matching unvested RSUs will be forfeited.

        The 2011 Stock Ownership Plan continues to allow our employees the opportunity to purchase shares of our common stock with a matching feature as in the case of the 2002 Stock Ownership Plan and it also includes new features that we believe will simplify the operation and administration of the stock ownership plan, make the plan more attractive to a broad base of our employees and reduce costs associated with administering the plan. We believe that the replacement of the 2002 Stock Ownership Plan with the 2011 Stock Ownership Plan will not result in an increase in our compensation cost.

  Other Compensation

        Executive perquisites are not intended to be a material element of compensation for executives. Our executives participate in our qualified retirement plan on terms generally available to our employees. In addition, we have adopted a non-qualified deferred compensation plan for executives and other highly compensated employees that provides for a matching contribution with respect to deferrals by employees whose base compensation exceeds the compensation limit established by the Internal Revenue Code for qualified retirement plans. The matching contributions are comparable to the employer contributions to our qualified retirement plan within the compensation limits under the Internal Revenue Code.

  Post-termination and Change of Control Compensation

        We offer executives severance compensation in the event we terminate the executive without cause or the executive terminates his or her employment for good reason. The severance agreements are intended to aid in recruitment and retention of qualified executives. We believe our severance benefits for executives are appropriate and do not present a risk to our company.

        We believe that severance protection, particularly in the context of a change of control transaction, plays a valuable role in attracting and retaining key executives. Although we occasionally elect to engage our senior executives under employment agreements, our general approach has been to avoid employment agreements and to rely on severance agreements to define the terms of severance when an executive is involuntarily terminated without cause or elects to terminate for good reason. In change of control situations, severance agreements provide key executives with a level of comfort that allows them to devote their energies to the completion of the transaction for the benefit of the stockholders. In other situations, severance agreements facilitate changes in management by providing for a clean departure of terminated executives with a pre-negotiated set of benefits that are acceptable to all parties.

        We have provided for severance benefits in the employment agreement with Mr. Starnes and in severance agreements with other key executives (including our other Named Executive Officers) in the amounts reflected in the table on page 48 of this proxy statement. Each arrangement is described briefly below and in detail in "Payments on Termination and Change of Control."

        The employment agreement with Mr. Starnes was the result of arms length negotiations prior to his employment. The severance benefits under his employment agreement differ from the other executives' severance agreements in two respects: the severance compensation is payable in an amount equal to his annual base salary for the remainder of the term of his employment (currently 60 months); and the severance compensation is payable to him in a lump sum upon a change of control.

        The terms of the severance agreements with other key executives generally provide for severance compensation in an amount equal to the executive's base salary and average annual incentive compensation if we terminate the executive without cause or the executive resigns for good reason. However, an executive will be entitled to twice that amount if the executive is terminated without cause or resigns for good reason within two years after the occurrence of a change of control. The severance agreements retain the "double trigger" for the payment of the increased benefits, e.g. a change of control must occur and the executive must be terminated without cause or must terminate for good reason after the change of control.

        Prior to December 31, 2010, Mr. Adamo was party to a severance agreement that was similar to the severance agreements with other senior executives, except that, absent a change of control transaction, Mr. Adamo was entitled to severance compensation in an amount equal to two times the sum of his annual base salary and his average annual incentive compensation. Also, the Severance Agreement with Mr. Adamo included a modified single trigger that permitted Mr. Adamo, until December 31, 2010, to unilaterally elect to terminate his employment for any reason, including a change of control, and receive severance benefits. Subsequent to December 31, 2010, Mr. Adamo's agreement was to function in the same manner as described for the other executives.

        Under the terms of his severance agreement, had Mr. Adamo elected to terminate his employment prior to December 31, 2010, we would have been required to pay him cash severance compensation in the amount of approximately $1,934,896. Therefore, in December 2010, in order to encourage Mr. Adamo to continue his "at-will" employment as a senior executive, we entered into a Deferred Compensation Plan and Agreement with Mr. Adamo, effective December 31, 2010, which provides for the establishment of a deferred compensation account for Mr. Adamo in the amount of $1,680,000. The deferred compensation is payable to Mr. Adamo upon termination of his employment and the satisfaction of certain conditions in the Deferred Compensation Plan and Agreement, including a release of claims and compliance with a three-year covenant not to compete. Mr. Adamo has the right to direct the investment of the deferred compensation account, and the cumulative investment earnings and losses on the account will be included in the amount payable upon termination.

        As a result of entering into the Deferred Compensation Plan and Agreement, Mr. Adamo's severance agreement was terminated effective December 31, 2010. Mr. Adamo continues to be employed by ProAssurance as an "at-will" employee in such capacity and on such compensation terms as may be mutually agreeable. Mr. Adamo will not have the protection of a severance agreement so that there will no longer be any contractual restrictions on reductions or other changes to his compensation and duties, and he will receive no change of control benefits. Mr. Adamo will continue to be eligible to participate in employee benefit plans available for persons employed as senior executives of ProAssurance.

        All executives, like Mr. Adamo, are required to sign a general release of claims as a condition to the receipt of severance benefits, and all the agreements include a covenant not to compete with our insurance subsidiaries for not less than one year. Severance compensation is paid in monthly installments during the life of the covenant and is subject to forfeiture upon a breach of the covenant.

        We are currently required to reimburse an executive, other than Mr. Adamo, for the excise tax that is payable by the executive if the severance benefits paid after a change of control are deemed to be "excess parachute payments" under Internal Revenue Code Section 280G. Although the severance benefits payable after a change of control for our executives are substantially below the threshold of three times annual compensation, the calculation of severance benefits for purposes of Internal Revenue Code Section 280G includes the value of benefits accelerated on a change of control under other compensation arrangements. Mr. Adamo's new agreement provides no change of control benefits and no "gross up" for excise taxes payable with respect to excess parachute payments under Code Sections 280G and 4999.

        In accordance with the resolutions regarding executive compensation adopted by the Board in December 2010 we do not plan to execute a new agreement with an executive officer that includes a gross-up for the excise tax imposed by Internal Revenue Code Sections 280G and 4999, or an obligation to reimburse executive officers for such excise tax, nor do we plan to execute a new agreement with an executive officer that includes any "single trigger" change of control features similar to a lump sum cash payment payable upon the occurrence of only a change of control of the company. The Board's action does not change, alter or amend any employment agreement or other agreement with an executive officer that was in effect prior to December 1, 2010. More information about these changes and other corporate governance changes made by the Board in 2010 is contained in "Summary of Changes to Corporate Governance Policies and Procedures in 2010," above.

Report of the Compensation Committee

        The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

  The Compensation Committee:
  Wilfred W. Yeargan, Jr. Chairman
  Robert E. Flowers, M.D.
  John J. McMahon, Jr.
  March 22, 2011

Compensation Committee Interlocks and Insider Participation

        No executive officer of ProAssurance served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board) of another entity, one of whose executive officers served on the compensation committee of ProAssurance. No executive officer of ProAssurance served as a director of another entity, one of whose executive officers served on the compensation committee of ProAssurance.

Compensation of Executive Officers

        The following table sets forth a summary of the compensation paid or accrued by ProAssurance and its subsidiaries during the last fiscal year with respect to ProAssurance's principal executive officer, principal financial officer and the three other most highly compensated persons considered to be executive officers or their equivalent. The individuals required to be included in the table are referred to as the "Named Executive Officers."

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (2)($)	Stock Awards (4)(5)($)	Option Awards (6)($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (7)($)	Total ($)
W. Stancil Starnes	2010	821,940	—	645,840	—	1,034,378	—	200,991	2,703,149
Chief Executive Officer(1)	2009	798,000	—	578,400	—	1,004,250	—	142,259	2,522,909
	2008	773,077	—	367,830	329,840	780,000	—	142,353	2,393,100
Edward L. Rand, Jr.	2010	426,777	—	339,516	—	365,215	—	56,649	1,188,157
Chief Financial Officer	2009	414,346	—	304,365	—	354,578	—	56,497	1,129,786
and Senior Vice President	2008	402,692	25,000	232,348	206,150	243,000	—	56,502	1,165,692
Victor T. Adamo	2010	542,692	—	405,900	—	519,046	—	1,767,134	3,234,772
President(1)	2009	526,885	—	363,750	—	503,927	—	66,844	1,461,406
	2008	511,539	—	277,400	247,380	360,500	—	75,578	1,472,397
Howard H. Friedman	2010	458,390	—	339,516	—	392,268	—	60,488	1,250,662
Senior Vice President	2009	445,038	—	304,365	—	380,843	—	58,507	1,188,753
	2008	433,015	25,000	232,348	206,150	261,000	—	65,323	1,222,836
Darryl K. Thomas	2010	416,502	—	339,516	—	356,423	—	57,805	1,170,246
Senior Vice President	2009	404,313	—	304,365	—	346,042	—	54,310	1,109,030
	2008	390,384	24,000	232,348	206,150	237,000	—	65,640	1,155,521

(1)
Management directors of ProAssurance do not receive any additional compensation, whether cash, stock or otherwise, in their capacity as directors.

(2)
The bonus compensation paid to Messrs. Rand, Friedman and Thomas in 2008 reflects discretionary bonus payments paid in addition to incentive compensation earned under the Annual Incentive Award Guidelines described in Note 3 below.

(3)
The Non-Equity Incentive Plan Compensation reflects the amount paid under the Annual Incentive Award Guidelines for 2010, 2009 and 2008. The bonus and non-equity incentive plan compensation payable to Named Executive Officers is denominated in dollars and is payable in cash and Common Stock. The shares of Common Stock are issued as stock awards under the ProAssurance 2008 Equity Incentive Plan and are valued on the closing price of a share on the NYSE on the date of the award — $64.08 on February 25, 2011, $53.32 on February 26, 2010 and $47.70 on February 26, 2009. The non-equity incentive plan compensation includes the following number of shares of Common Stock for the Named Executive Officers: Mr. Starnes — 8,070 shares in 2010, 7,600 shares in 2009, and 8,175 shares in 2008; Mr. Rand — 500 shares in 2010, 2,700 shares in 2009, and 2,245 shares in 2008; Mr. Adamo — 500 shares in 2010, 3,800 shares in 2009, and 3,020 shares in 2008; Mr. Friedman — 500 shares in 2010, 2,900 shares in 2009, and 2,395 shares in 2008; and Mr. Thomas — 2,000 shares in 2010; 2,600 shares in 2009, and 2,185 shares in 2008.

(4)
The shares acquired with grant proceeds under the 2002 Stock Ownership Plan are treated as stock awards in the Summary Compensation Table. The 2002 Stock Ownership Plan provides for employee contributions and matching grants from ProAssurance that are used to purchase shares of ProAssurance's Common Stock in the open market for the account of participating employees prior to vesting. The amounts reflected in the table include $6,000 as the value of the matching grant to each of the Named Executive Officers as of the date of grant in 2010, 2009 and 2008. All shares purchased with matching grants under the 2002 Stock Ownership Plan vested on termination of the plan on December 1, 2010; the value of the vested shares is not reflected in the table because the matching grants have been reported as compensation in prior years. For information on the grants made under this plan in 2010 and the value of the shares vesting on termination, see the "Grants of Plan-Based Awards" table and the "Option Exercises and Stock Vested" table.

(5)
The performance shares are also treated as stock awards in the Summary Compensation Table. The performance shares granted are earned if one of the two criteria is achieved during the period ending three years after the award is granted. The value of performance shares represents the value as of the date of grant in 2010, 2009 and 2008 for the shares expected to be earned based on their closing market price on the date of grant ($53.32 on February 25, 2011, $47.70 on February 26, 2009, and $54.28 on February 28, 2008) as follows: Mr. Starnes — $639,840 in 2010, $381,600 in 2009, and $361,830 in 2008; Mr. Rand — $222,344 in 2010, $198,909 in 2009, and $226,348 in 2008; Mr. Adamo — $399,900 in 2010, $238,500 in 2009, and $271,400 in 2008; Mr. Friedman — $222,344 in 2010, $198,909 in 2009, and $226,348 in 2008; and Mr. Thomas — $222,344 in 2010, $198,909 in 2009 and $226,348 in 2008. The amounts do not correspond to actual value that will be recognized by the Named Executive Officers, which depends on the achievement of the specified performance criteria over the performance period and the market value of a share of ProAssurance Common Stock at the end of the performance period. The performance criteria are discussed in the Compensation Discussion and Analysis beginning on page 31 of this proxy statement.

(6)
The table reflects the value of the options as of the date of grant for options granted as incentive compensation in 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and include the fair value of all vested and unvested options granted. For information on the valuation assumptions with respect to the calculation of the value of the options granted in 2008, we refer you to Note 12 — Stock Options and Share-Based Payments in the Notes to the consolidated financial statements included in ProAssurance's Form 10-K for the year ended December 31, 2010. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officer due to changes in market price and timing of exercise.

(7)
Other compensation in 2010 includes the amounts set forth in the following table:

	Qualified Retirement Plan ($)	Nonqualified Deferred Compensation Plan ($)	Bonus and Service Awards ($)	Perquisites ($)
W. Stancil Starnes	24,500	87,018	—	89,473
Edward L. Rand, Jr.	24,500	18,467	—	13,682
Victor T. Adamo	24,500	1,710,136	1,596	30,902
Howard H. Friedman	24,500	21,649	—	14,339
Darryl K. Thomas	24,500	17,432	1,661	14,212

        The nonqualified deferred compensation plan amount for Mr. Adamo reflects the $1,680,000 contribution made to a deferred compensation account established for Mr. Adamo in December 2010, as discussed in detail under the caption "Employment and Severance Agreements." We terminated Mr. Adamo's Severance Agreement on December 31, 2010, and entered into a Deferred Compensation Plan and Agreement pursuant to which we established a deferred compensation account for Mr. Adamo in the sum of $1,680,000 which represents a mutually agreed reduction to the cash severance compensation that would be due to Mr. Adamo under his Severance Agreement if he had elected to terminate his employment in 2010. The deferred compensation will be payable upon termination of his employment and the satisfaction of certain conditions in the Agreement. Perquisites include group health, life and disability insurance, individual life and disability policies and personal use of the corporate aircraft. The perquisites include $78,859 for Mr. Starnes and $16,449 for Mr. Adamo for personal use of the corporate aircraft as the aggregate incremental cost for each executive's personal use. The compensation attributable to personal use was computed by multiplying the number of hours the airplane was used for their personal benefit by the amount of the variable expenses incurred in the use of the airplane per flight hour. The variable expenses per flight hour was calculated by dividing the total flight hours during each year into the sum of the variable expenses incurred (e.g., fuel, airport charges, travel and lodging expense for the crew during such year) and the tax effect resulting from the nondeductibility of these expenses. As was the case in 2008 and 2009, the cost of the loss of the tax deduction was spread over the personal use hours instead of all hours of usage in 2010.

GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards. Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payments Under Equity Incentive Plan Awards(3)					Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Stancil Starnes	2/26/10	—	—	1,034,378	—	—	—	—	—	—	—
	2/26/10	—	—	—	9,000	12,000	15,000	—	—	—	639,840
	3/1/10	—	—	—	—	—	—	111	—	—	6,000
Edward L. Rand, Jr.	2/26/10	—	—	365,215	—	—	—	—	—	—	—
	2/26/10	—	—	—	3,130	4,170	5,210	—	—	—	222,344
	3/1/10	—	—	—	—	—	—	111	—	—	6,000
	2/26/10	—	—	—	—	—	—	2,085	—	—	111,172
Victor T. Adamo	2/26/10	—	—	519,046	—	—	—	—	—	—	—
	2/26/09	—	—	—	5,625	7,500	9,375	—	—	—	399,900
	3/1/10	—	—	—	—	—	—	111	—	—	6,000
Howard H. Friedman	2/26/10	—	—	392,268	—	—	—	—	—	—	—
	2/26/10	—	—	—	3,130	4,170	5,210	—	—	—	222,344
	3/1/10	—	—	—	—	—	—	111	—	—	6,000
	2/26/10	—	—	—	—	—	—	2,085	—	—	111,172
Darryl K. Thomas	2/26/10	—	—	356,423	—	—	—	—	—	—	—
	2/26/10	—	—	—	3,130	4,170	5,210	—	—	—	222,344
	3/1/10	—	—	—	—	—	—	111	—	—	6,000
	2/26/10	—	—	—	—	—	—	2,085	—	—	111,172

(1)
Except for shares purchased with matching grants under the 2002 Stock Ownership Plan as described in Note (4), all awards were recommended by the Compensation Committee at its meeting on February 22, 2010, with a specified grant date of February 26, 2010 (the date that the window for trading in ProAssurance Common Stock opened after the prior year-end earnings were released). As required by the Compensation Committee Charter, the independent directors ratified the recommendation for the awards granted to the Chief Executive Officer at the meeting of the Board of Directors on March 3, 2010, at which the independent directors also ratified the recommendations for the awards granted to the other Named Executive Officers.

(2)
The Compensation Committee uses certain performance criteria as a guideline in making its recommendations for annual incentive compensation. Each element of the performance criteria has a minimum achievement level. No incentive compensation is payable with respect to a performance criteria if a minimum is not achieved. The non-equity incentive plan awards are discussed in more detail beginning on page 28 of this proxy statement.

(3)
The award of performance shares are subject to the satisfaction of performance criteria and the grant date fair value of performance shares reflects the value of the shares expected to be earned if the performance criteria for the target level is met. The performance share awards are discussed in more detail beginning on page 31 of this proxy statement.

(4)
The stock awards include shares purchased with matching grants under the 2002 Stock Ownership Plan and restricted stock units (RSUs) granted under the 2008 Equity Incentive Plan. The awards under the 2002 Stock Ownership Plan are discussed in more detail beginning on page 40 of this proxy statement and the RSU awards under the 2008 Equity Incentive Plan are discussed in more detail beginning on page 42 of this proxy statement.

        We have awarded equity compensation to our Named Executive Officers under our 2004 Equity Incentive Plan, 2008 Equity Incentive Plan and the 2002 Stock Ownership Plan. The 2004 Equity Incentive Plan was designed to further our long-term growth profitability by offering proprietary interests in the company to those key officers, employees, consultants and directors who will be largely responsible for such growth, and to enhance our ability to retain such persons through long-term incentive compensation in the form of proprietary interests in ProAssurance. We originally reserved 2,500,000 shares of Common Stock reserved for awards under the 2004 Equity Incentive Plan. The Compensation Committee has the authority to make the following types of equity-based awards under the 2004 Equity Incentive Plan: (1) performance shares; (2) stock options; (3) stock appreciation rights; (4) restricted stock; (5) restricted units; and (6) other stock based awards. No participant could receive awards for more than 250,000 shares of our Common Stock (or their equivalent) in any year under the 2004 Equity Incentive Plan.

        The 2008 Equity Incentive Plan was approved by our stockholders at the 2008 annual meeting to replace the 2004 Equity Incentive Plan. In accordance with the Compensation Committee's determination, no new awards were granted under the 2004 Equity Incentive Plan after December 31, 2008. The 2008 Equity Incentive Plan has terms and conditions similar to those of the 2004 Equity Incentive Plan. We reserved 2,000,000 shares of Common Stock under the 2008 Equity Incentive Plan, subject to adjustment to reflect any increase or decrease in the number of Common Stock shares outstanding resulting from: stock split or stock dividend on the shares; a recapitalization or reclassification of the shares; or a merger or consolidation. No participant may receive awards for more than 200,000 shares of our Common Stock (or their equivalent) in any year under the 2008 Equity Incentive Plan. The Compensation Committee has the authority to make the same types of equity-based awards as under the 2004 Equity Incentive Plan, as listed above.

        The 2002 Stock Ownership Plan was a stock purchase plan that allowed all of our employees and directors who had completed six months or more of service to contribute funds through periodic payroll deductions, or through a single lump sum deposit, for the purchase of shares of our Common Stock in ordinary brokerage transactions in the open market. Under the terms of the 2002 Stock Ownership Plan, we made matching contributions in an amount equal to 100% of the first $2,000 contributed by a participating employee during a calendar year and 50% of the next $8,000 contributed by a participating employee in such calendar year. Employees could receive a matching contribution if previously owned shares were contributed to the plan in lieu of cash. The proceeds from our matching contributions were used to purchase shares of our Common Stock in the open market. The shares purchased with our matching contributions were held for the account of each participant. Shares purchased with matching contributions vested after three years unless the participant terminates employment by reason of his or her disability, death or retirement or there is a "change of control" of ProAssurance, in which case the vesting would be accelerated.

        On December 1, 2010, the Board of Directors, on the recommendation of the Compensation Committee, terminated ProAssurance's 2002 Stock Ownership Plan and adopted the 2011 Stock Ownership Plan. The termination of the 2002 Stock Ownership Plan resulted in all unvested grant shares under that plan becoming fully vested effective December 1, 2010. More information about the 2011 Stock Ownership Plan is described above in this proxy statement in "Executive Compensation — 2011 Stock Ownership Plan."

        Non-equity Incentive Plan Awards.    The Non-equity Incentive Plan Awards reflect the right to receive incentive compensation for 2010 under the ProAssurance Corporation 2008 Annual Incentive Compensation Plan under the guidelines recommended by the Compensation Committee and ratified by the Board of Directors at its meeting on March 3, 2010. Incentive awards are expressed as a percentage of base salary. The Named Executive Officers are eligible to receive the following percentage of their respective base salaries as their targeted incentive compensation for 2010: Mr. Starnes — 125%; Mr. Adamo — 95%; Mr. Rand — 85%; Mr. Friedman — 85%; and Mr. Thomas — 85%. Annual incentive awards are based on corporate performance and individual performance, and each of the criteria are assigned a percentage share of the annual incentive compensation under "Executive Compensation — Annual Incentive Compensation" beginning on page 28 of this proxy statement. A threshold and a target are established for each performance criteria. The Compensation Committee uses these performance criteria as guidelines in determining the amount of annual incentive compensation to be paid to the Named Executive Officers. If the threshold is met but the target is not achieved for any of the performance criteria, the Compensation Committee may reduce the incentive compensation below the targeted amount; conversely, if the target for any of the performance criteria is exceeded, the Compensation Committee may increase the incentive compensation up to a maximum pre-established percentage of base salary. The target goals for each of the performance criteria in 2010 and the credit given for each of the corporate performance criteria are set forth below.

Performance Criteria	2010 Target	2010 Annual	2010 Credit
Stock Performance (Percentage above/(below) Index)	25%	(33.3)%	-0-
Retention
CEO and President	85%	83.7% (1)	17.4%
Other Senior Executives	85%	89.1% (1)	24.8%
Combined Ratio
CEO and President	96%	58.57%	90.0%
Other Senior Executives	96%	58.57%	60.0%

(1)
For the CEO and President the Compensation Committee used the methodology for calculating retention that was in place when the performance criteria were established in February 2010. On July 22, 2010, we announced that we were changing the methodology for the percentage of retention from a per capita analysis to an analysis based on premiums. The Compensation Committee used the latter methodology for calculating the retention level for other senior officers.

        The annual incentive compensation paid to the Named Executive Officers in 2011 for 2010 is reflected in the Summary Compensation Table. The annual incentive compensation comprised the following percentages of base salary of the senior executive officers: Starnes — 125%; Adamo — 95%; Rand — 85%; Friedman — 85%; and Thomas — 85%. The percentages reflect the individual component for Messrs. Rand, Friedman and Thomas. We used the shares of Common Stock reserved for issuance under our 2008 Equity Incentive Plan to fund the stock portion of our annual incentive payments.

        Equity Incentive Plan Awards.    The Compensation Committee has granted performance shares to the Named Executive Officers and our senior executives. The performance shares are included in the table as Estimated Future Payments under "Equity Incentive Plan Awards."

        A performance share is the equivalent of one share of Common Stock which becomes vested and nonforfeitable upon the attainment of performance objectives established by the Compensation Committee. The Compensation Committee establishes the performance objectives and the length of the performance period to attain such objectives at the time a performance share is awarded. The Compensation Committee may prescribe different conditions for different participants, but the performance objectives for performance shares awarded to a participant must relate to at least one of the objective criteria listed in the plan. Such criteria may be based on the performance of ProAssurance or a subsidiary or a business segment (either alone or on a comparative basis relative to other companies). The Compensation Committee determines whether the performance objectives for performance shares have been attained at the end of each participant's performance period, or if one or more interim periods are authorized by the Compensation Committee, at the end of an interim period within the relevant performance period. If the Compensation Committee determines that such performance objectives have been obtained, the participant will be entitled to receive payment for each performance share in an amount equal to the value of one share of our Common Stock on the date of payment. In 2010, the Board of Directors, on the recommendation of the Compensation Committee, granted performance shares to the Named Executive Officers. The performance criteria are described in the discussion under "Executive Compensation — Long-term Incentive Compensation" on page 31 of this proxy statement. The performance shares are payable if any of the performance criteria are met in the three year period ending December 31, 2013.

        All Other Stock Awards.    The shares reflected in the table under All Other Stock Awards include shares purchased with matching grants under the 2002 Stock Ownership Plan and restricted stock units (RSUs) granted under the 2008 Equity Incentive Plan. The RSUs are denominated in shares of stock but no shares of Common Stock are actually issued to a participant at the time the RSUs are granted. The RSUs are payable in cash and shares of stock when they are vested. RSUs vest if a grantee remains continuously employed for a period of three years from date of grant unless sooner accelerated upon termination of employment by reason of death, disability or good reason.

        All Other Option Awards.    The Board of Directors has granted stock options to the Named Executive Officers and other key employees of ProAssurance and its subsidiaries under the 2004 Equity Incentive Plan. The exercise price for each option must not be less than 100% of the market value of a share of our Common Stock on the date of grant. Under the terms of the 2004 Equity Incentive Plan the stock options become exercisable in five equal annual installments or at such other time(s) as may be specified by the Compensation Committee at the time of grant.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

						Stock Awards
									Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
								Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)
	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
W. Stancil Starnes	7/2/07 - 100,000	—	—	56.15	7/2/17	2/26/09 - 4,000	242,400	3/6/08 - 8,333	504,980
	2/28/08 - 12,000	2/28/02 - 8,000	—	54.28	2/28/18	—	—	2/26/09 - 10,000	606,000
								2/26/10 - 15,000	909,000
Edward L. Rand, Jr.	3/9/05 - 25,000	—	—	41.15	3/9/15	2/26/09 - 2,085	126,351	3/6/08 - 5,210	315,726
	3/8/06 - 12,500	—	—	51.38	3/8/16	2/26/10 - 2,085	126,351	2/26/09 - 5,210	315,726
	3/7/07 - 10,000	3/7/07 - 2,500	—	51.48	3/7/17	—	—	2/26/10 - 5,210	315,726
	2/28/08 - 7,500	2/28/08 - 5,000	—	54.28	2/28/18	—	—	—	—
Victor T. Adamo	3/9/05 - 37,500	—	—	41.15	3/9/15	2/26/09 - 2,500	151,500	3/6/08 - 6,250	378,750
	3/8/06 - 15,000	—	—	51.38	3/8/16	—	—	2/26/09 - 6,250	378,750
	3/7/07 - 12,000	3/7/07 - 3,000	—	51.48	3/7/17	—	—	2/26/10 - 9,375	568,125
	2/28/08 - 9,000	2/28/08 - 6,000	—	54.28	2/28/18	—	—	—	—
Howard H. Friedman	1/15/02 - 20,000	—	—	16.80	1/15/12	2/26/09 - 2,085	126,351	3/6/08 - 5,210	315,726
	3/3/03 - 25,000	—	—	22.00	3/3/13	2/26/10 - 2,085	126,351	2/26/09 - 5,210	315,726
	3/10/04 - 25,000	—	—	33.28	3/10/14	—	—	2/26/10 - 5,210	315,726
	3/9/05 - 25,000	—	—	41.15	3/9/15	—	—	—	—
	3/8/06 - 12,500	—	—	51.38	3/8/16	—	—	—	—
	3/7/07 - 10,000	3/7/07 - 2,500	—	51.48	3/7/17	—	—	—	—
	2/28/08 - 7,500	2/28/08 - 5,000	—	54.28	2/28/18	—	—	—	—
Darryl K. Thomas	3/3/03 - 2,500	—	—	22.00	3/3/13	2/26/09 - 2,085	126,351	3/6/08 - 5,210	315,726
	3/10/04 - 5,000	—	—	33.28	3/10/14	2/26/10 - 2,085	126,351	2/26/09 - 5,210	315,726
	3/9/05 - 7,500	—	—	41.15	3/9/15	—	—	2/26/10 - 5,210	315,726
	3/8/06 - 12,500	—	—	51.38	3/8/16	—	—	—	—
	3/7/07 - 10,000	3/7/07 - 2,500	—	51.48	3/7/17	—	—	—	—
	2/28/08 - 7,500	2/28/08 - 5,000	—	54.28	2/28/18	—	—	—	—

(1)
Table reflects date of grant for each option award. Option Awards granted prior to 2005 were granted under the ProAssurance Corporation Incentive Compensation Stock Plan adopted in 1995. Option Awards granted in or after 2005 were granted under the 2004 Equity Incentive Plan. Except for the fully vested options granted to Mr. Starnes in connection with his employment, the options vest over five years commencing six months after date of grant at the rate of 20% per year and terminate ten years after the date of grant.

(2)
The Stock Awards not vested reflect the number of restricted stock units granted under the 2008 Equity Incentive Plan. The restricted stock units, or RSUs, are denominated in shares of Common Stock but no shares are issued on date of grant. Each RSU is payable in cash and shares of Common Stock in an amount equal to the market value of a share of Common Stock on the date of vesting. RSUs vest three years after the date of grant if the grantee is continuously employed by ProAssurance or a subsidiary unless vesting is accelerated upon termination of employment by reason of death, disability or good reason or upon a change of control of ProAssurance.

(3)
The Equity Incentive Plan Awards reflect the performance shares granted to the Named Executive Officers under the 2004 Equity Incentive Plan and 2008 Equity Incentive Plan. The performance shares vest if ProAssurance achieves performance criteria discussed under "Executive Compensation — Long-term Incentive Compensation" on page 31 of this proxy statement during the three year period commencing on the date of grant. The number of unearned performance shares assumes the Named Executive Officer will earn the maximum number of performance shares.

OPTION EXERCISES AND STOCK VESTED
(During Last Completed Fiscal Year)

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Stancil Starnes	—	—	410	21,076
Edward L. Rand, Jr.	10,000	252,900	5,739	305,232
Victor T. Adamo	—	—	6,779	360,684
Howard H. Friedman	20,000	867,400	5,737	305,111
Darryl K. Thomas	—	—	5,774	307,338

(1)
The value realized on exercise of options reflects the difference between the exercise price for the shares of our Common Stock purchased on the exercise of an outstanding option and the market price of such shares of Common Stock based on the closing price of a share of our Common Stock on the NYSE on the date of exercise. Options surrendered in "cashless" exercises are valued in this table as if they were exercised and sold on the date of exercise.

(2)
The shares acquired on vesting are shares of our Common Stock include (A) shares purchased with ProAssurance's matching contributions under the Stock Ownership Plan that vest three years after the date of purchase; (B) unvested shares purchased with ProAssurance's matching contributions under the Stock Ownership Plan in 2008, 2009 and 2010 that vested on termination of the plan on December 1, 2010; and (C) performance shares previously granted under the 2004 Equity Incentive Plan that vested upon satisfaction of the performance criteria at the end of the three year performance period. The value realized reflects the market price of the vested shares on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
W. Stancil Starnes	57,018	57,018	42,815	—	410,099
Edward L. Rand, Jr.	26,000	18,466	40,534	—	274,083
Victor T. Adamo(1)	52,000	1,710,136	77,807	—	2,365,347
Howard H. Friedman	84,500	21,649	79,002	—	572,652
Darryl K. Thomas	150,200	17,432	80,824	—	827,648

(1)
As discussed under the caption "Employment and Severance Agreements," we terminated Mr. Adamo's Severance Agreement on December 31, 2010, and entered into a Deferred Compensation Plan and Agreement pursuant to which we established a deferred compensation account for Mr. Adamo in the sum of $1,680,000 which represents a mutually agreed reduction to the cash severance compensation that would be due to Mr. Adamo under his Severance Agreement if he had elected to terminate his employment in 2010. The deferred compensation will be payable upon termination of his employment and the satisfaction of certain conditions in the Agreement. Payment of the deferred compensation is conditioned upon Mr. Adamo's execution of a release of claims against ProAssurance and its subsidiaries at the time of termination of his employment. Further,

  Mr. Adamo has agreed not to compete with the business of ProAssurance and its subsidiaries for a period of three years after the termination of his employment.

        Effective January 1, 2005, we adopted the Executive Nonqualified Excess Plan of ProAssurance Group (the "Deferred Compensation Plan"), for the benefit of eligible employees and directors. The employees eligible to participate in the plan are Vice Presidents and above of ProAssurance and any other employees whose annual compensation exceeds $95,000 (adjusted for future cost of living increases made to the similar dollar limit that applies to the definition of "highly compensated employee" found in the Internal Revenue Code).

        Under the Deferred Compensation Plan, an eligible employee may elect to defer up to 75% of his or her base salary. A director may elect to defer up to 100% of his or her director fees or other cash compensation. Effective January 1, 2006, we amended our Deferred Compensation Plan to provide for additional matching employer contributions on behalf of employees whose base compensation exceeds our qualified plan's compensation limit. For these employees, we match salary reductions in an amount up to 10% of the amount by which their base compensation exceeds the compensation limit.

        Deferred amounts are contributed to the Deferred Compensation Plan and contributions are credited with deemed investment earnings as if they were invested in one or more designated mutual funds pursuant to an investment election made by the participants as of the date of deferral. Deferred amounts are actually invested in the designated mutual fund and held in a trust until distribution. Distributions under the plan are made upon termination of employment or service, death, disability, or upon a change of control. Distributions are made in a lump sum or annual installments over a period not exceeding 10 years as elected by the participant. A separate distribution election can be made with respect to each year's deferrals and matching contributions.

Employment and Severance Agreements

        The Board of Directors elected W. Stancil Starnes to succeed A. Derrill Crowe as Chief Executive Officer effective July 1, 2007. In connection with his employment as Chief Executive Officer, we entered into an employment agreement with Mr. Starnes effective May 1, 2007, which provided for the following:

  •
  a term of five years that extends automatically for an additional term of five years on each July 1 until July 1, 2013 (at which time the term will not be extended and will expire on July 1, 2018);

  •
  a minimum base salary of $750,000 subject to annual increases at the discretion of the Board of Directors;

  •
  annual incentive compensation equal to 100% of base salary for 2007 (pro rata) and at least 100% of base salary for 2008; annual incentive compensation after 2008 is based entirely on performance criteria established by the Board of Directors consistent with the criteria for other senior executive officers;

  •
  one-time grant of options to purchase 100,000 shares of Common Stock at an exercise price equal to 100% of the market value on the effective date of July 2, 2007;

  •
  annual grant of equity compensation having an aggregate value of at least $500,000 based on the method ProAssurance uses to calculate compensation expense with respect to such awards for financial reporting purposes;

  •
  perquisites consistent with those currently provided to the prior Chief Executive Officer, including without limitation, up to 50 hours of personal use on the corporate airplane; and

  •
  severance payments upon a termination of employment and payments upon a change of control as discussed in more detail under the caption "Payments on Termination and Change of Control."

Payments on Termination and Change of Control

        The employment agreement with Mr. Starnes provides for severance benefits under certain circumstances. We have also entered into a Release and Severance Compensation Agreement (a "Severance Agreement") with each of Messrs. Rand, Friedman and Thomas, and several other key executives, and a Deferred Compensation Plan and Agreement with Mr. Adamo, which provides for benefits upon the termination of Mr. Adamo's employment.

  Named Executive Officers Covered by Employment Agreements

        Mr. Starnes is entitled to severance compensation in an amount equal to his current base salary for the remaining term of his employment agreement if we terminate his employment without cause or if he resigns for good reason. Mr. Starnes' five-year term automatically renews until 2013, at which time the termination date is fixed in 2018. Good reason includes demotion, relocation and material reduction in base salary or incentive compensation opportunities. His employment agreement automatically terminates upon the occurrence of a change of control and provides for the payment of an amount equal to the severance compensation that would be due if the executive had resigned for good reason upon the change of control transaction.

        On December 1, 2010, our Board of Directors adopted a resolution directing ProAssurance and its subsidiaries not to execute any new agreements with executive officers that include any "single-trigger" change of control features similar to a lump sum cash payment payable upon the occurrence of only a change of control of ProAssurance. This resolution will not change, alter or amend the current employment agreement with Mr. Starnes because the policy does not apply to any employment agreement or other agreement that was in effect prior to December 1, 2010.

  Named Executive Officers Covered by Severance Agreements

        We have entered into Severance Agreements with Messrs. Rand, Friedman and Thomas that provide severance benefits if we terminate their employment without cause or if they voluntarily resign for "good reason." They may assert good reason for, among other reasons, a material reduction in compensation or position and change in location of employment. In addition, the termination of the Severance Agreements prior to the executive reaching 65 years of age will constitute good reason.

        Absent a change of control transaction, each of Messrs. Rand, Friedman and Thomas is entitled to severance compensation in an amount equal to the sum of his annual base salary and his average annual incentive compensation (generally calculated as the average of the prior three years).

        The Severance Agreements were revised effective January 1, 2008 to provide additional severance benefits after a change of control. Each of them will receive severance compensation in an amount equal to two times the sum of his annual base salary and his average annual incentive compensation and reimbursement for the continuation of health benefits for up to eighteen months upon satisfaction of the following "double trigger" requirements:

  •
  a change of control of ProAssurance occurs; and

  •
  we or our successor terminate the executive's employment without cause or the executive resigns for good reason, in either case within two years after the change of control.

  Named Executive Officer Covered by a Deferred Compensation Plan and Agreement

        Prior to December 31, 2010, Mr. Adamo was party to a Severance Agreement with us that was similar to the Severance Agreements for Messrs. Rand, Friedman and Thomas and other senior executives, except that, absent a change of control transaction, Mr. Adamo was entitled to severance compensation in an amount equal to two times the sum of his annual base salary and his average annual incentive compensation. Also, the Severance Agreement with Mr. Adamo permitted him, until December 31, 2010, to unilaterally elect to terminate his employment for any reason, including a change of control, and receive severance benefits. Subsequent to December 31, 2010, Mr. Adamo's agreement was to function in the same manner as described for Messrs. Rand, Friedman and Thomas, except as described above.

        Under the terms of the Severance Agreement, had Mr. Adamo elected to terminate his employment prior to December 31, 2010, we would have been required to pay him cash severance compensation in the amount of approximately $1,934,896. Therefore, in December 2010, in order to encourage Mr. Adamo to continue his "at-will" employment as a senior executive, we entered into a Deferred Compensation Plan and Agreement with Mr. Adamo, effective December 31, 2010, which provides for the establishment of a deferred compensation account for Mr. Adamo in the amount of $1,680,000. The deferred compensation is payable to Mr. Adamo upon termination of his employment and the satisfaction of certain conditions in the Deferred Compensation Plan and Agreement. Mr. Adamo has the right to direct the investment of the severance amount, and the cumulative investment earnings and losses will be included in the amount payable upon termination.

        As a result of entering into the Deferred Compensation Plan and Agreement, Mr. Adamo's Severance Agreement was terminated effective December 31, 2010. Mr. Adamo continues to be employed by ProAssurance as an "at-will" employee in such capacity and on such compensation terms as may be mutually agreeable. Mr. Adamo will not have the protection of a severance agreement so that there will no longer be any contractual restrictions on reductions or other changes to his compensation and duties, and he will receive no change of control benefits. Mr. Adamo will continue to be eligible to participate in employee benefit plans available for persons employed as senior executives of ProAssurance.

  Provisions Applicable to Employment Agreements, Severance Agreements and Deferred Compensation Plan and Agreement

        The terms of the employment agreement with Mr. Starnes and the Severance Agreements with Messrs. Rand, Friedman and Thomas require us to reimburse them if they are required to pay the excise tax imposed on change of control benefits deemed to be "excess parachute payments" under Code Section 280G. If the payments made to an executive by reason of a change of control are deemed to be excess parachute payments and are subject to the excise tax imposed by Internal Revenue Code Section 4999, we will pay the executive such amount as will allow the executive to be fully reimbursed for all payments incurred by reason of the imposition of the excise tax and for all income taxes attributable to such reimbursement. On December 1, 2010, our Board adopted a resolution directing ProAssurance and its subsidiaries not to execute any new agreements with executive officers that include a gross-up for the excise tax imposed by Code Sections 280G and 4999, or an obligation to reimburse executive officers for such excise tax. The Board's action will not change, alter or amend the gross-up provisions in our current agreements with executives because the policy does not apply to any employment agreement, or other agreement that was in effect prior to December 1, 2010.

        The employment agreement with Mr. Starnes, each of the Severance Agreements and the Deferred Compensation Plan and Agreement with Mr. Adamo require the terminated executive to release us from all claims relating to his employment as a condition to the provision of severance benefits. These agreements also include a covenant that obligates the executive not to compete with us for a period after termination that is equal in duration to the number of months that the base salary is payable to the executive as severance compensation (exceptions are three-year periods for Mr. Starnes under his employment agreement and Mr. Adamo under his Deferred Compensation Plan and Agreement). The severance compensation is payable in equal monthly installments over a period that is at least equal in duration to the duration of the covenant not to compete. If an executive violates the covenant not to compete, ProAssurance may terminate future installment payments of severance compensation. Payment of severance compensation to Mr. Starnes is accelerated and payable in lump sum upon a change of control under his employment agreement.

        The following table sets forth the amounts payable to the Named Executive Officers upon termination of their employment by reason of retirement or voluntary termination, death or disability, involuntary termination (termination by ProAssurance without cause and by the executive for good reason) and upon a change of control. The table assumes payment as if the termination of employment or change of control occurred on December 31, 2010.

	Retirement or Voluntary Termination	Death or Disability	Involuntary Termination(1)	Involuntary Termination After Change of Control(1)	Change of Control
W. Stancil Starnes
Cash Severance-Annual Salary	—	—	3,723,759	3,723,759	3,723,759
Cash Severance-Average Annual Incentive	—	—	—	—	—
Equity Compensation Vesting(2)	930,472	930,472	930,742	930,742	930,742
Deferred Compensation(3)	243,081	243,081	243,081	243,081	243,081
Medical Benefits	—	—	—	—	—
Outplacement Services	—	—	—	—	—
280G Gross Up	—	—	—	2,313,960	2,313,960

TOTAL	1,173,553	1,173,553	4,897,312	7,211,272	7,211,272
Edward L. Rand, Jr.
Cash Severance-Annual Salary	—	—	429,665	859,330	—
Cash Severance-Average Annual Incentive	—	—	329,264	658,529	—
Equity Compensation Vesting(2)	493,119	493,119	493,119	493,119	493,119
Deferred Compensation(3)	131,503	131,503	131,503	131,503	131,503
Medical Benefits	—	—	17,394	17,394	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	970,720	—

TOTAL	624,622	624,622	1,410,945	3,140,594	624,622
Victor T. Adamo
Cash Severance-Annual Salary	—	—	—	—	—
Cash Severance-Average Annual Incentive	—	—	—	—	—
Equity Compensation Vesting(2)	615,225	615,225	615,225	615,225	615,225
Deferred Compensation(3)	1,928,050	1,928,050	1,928,050	1,928,050	1,928,050
Medical Benefits	—	—	—	—	—
Outplacement Services	—	—	—	—	—
280G Gross Up	—	—	—	—	—

TOTAL	2,543,275	2,543,275	2,543,275	2,543,275	2,543,275
Howard H. Friedman
Cash Severance-Annual Salary	—	—	461,492	922,984	—
Cash Severance-Average Annual Incentive	—	—	353,037	706,074	—
Equity Compensation Vesting(2)	493,119	493,119	493,119	493,119	493,119
Deferred Compensation(3)	194,346	194,346	194,346	194,346	194,346
Medical Benefits	—	—	17,394	17,394	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	687,465	687,465	1,529,388	2,343,917	687,465

	Retirement or Voluntary Termination	Death or Disability	Involuntary Termination(1)	Involuntary Termination After Change of Control(1)	Change of Control
Darryl K. Thomas
Cash Severance-Annual Salary	—	—	419,321	838,642	—
Cash Severance-Average Annual Incentive	—	—	321,155	642,310	—
Equity Compensation Vesting	493,119	493,119	493,119	493,119	493,119
Deferred Compensation(3)	240,402	240,402	240,402	240,402	240,402
Medical Benefits	—	—	17,394	17,394	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	733,521	733,521	1,501,391	2,241,867	733,521

(1)
Involuntary termination of employment does not include termination of employment of the executive when we terminate for cause or when the executive terminates without good reason. On any such event, no cash severance compensation will be paid to the executive and all unvested options, grant shares and performance shares will be forfeited. The executive will receive all of his account in the Deferred Compensation Plan.

(2)
The value of the acceleration of equity compensation benefits is calculated to reflect our accounting expense for the unvested stock options, performance shares and stock awards that have not been earned for financial reporting purposes. The value of the unvested awards is based on the market value of a share of Common Stock of $60.60 based on the closing price on the NYSE on December 31, 2010.

(3)
Reflects only the employer contributions that we contributed for the account of the executive under the Deferred Compensation Plan and all earnings (losses) that have accrued on the executive's account, except the amount for Mr. Adamo includes the amount the Company contributed to his Deferred Compensation Plan and Agreement, as disclosed in the table under the caption "Non-qualified Deferred Compensation" on page 44 of this proxy statement. The executives will be entitled to return of the employer contributions contributed to the plan as a deferral of executive's then current compensation. The amount in the table excludes benefits that are payable upon retirement under our qualified retirement plan.

 DIRECTOR COMPENSATION
(During Last Completed Fiscal Year)

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Lucian F. Bloodworth	61,000	61,982	—	—	—	—		122,982
Robert E. Flowers	53,000	61,982	—	—	—	—		114,982
William J. Listwan	50,000	61,982	—	—	—	44,000	(2)	155,982
John J. McMahon, Jr.	43,000	61,982	—	—	—	—		104,982
Drayton Nabers, Jr.	62,000	61,982	—	—	—	—		123,982
Ann F. Putallaz	58,000	61,982	—	—	—	—		119,982
William H. Woodhams	53,000	55,982	—	—	—	—		108,982
Wilfred W. Yeargan, Jr.	51,000	61,982	—	—	—	—		112,982
Jerry D. Brant(3)	—	339,516	—	238,986	—	588,718		1,167,220

(1)
Includes 936 shares of Common Stock granted to the directors on May 19, 2010 as stock awards under the 2008 Equity Incentive Plan. The closing price of a share of Common Stock on the NYSE on the date of grant was $59.81. Also includes 111 shares for each of the directors purchased with matching contributions under the 2002 Stock Ownership Plan on March 1, 2010. Dr. Woodhams did not participate in the Employee Stock Ownership Plan in 2010.

(2)
ProAssurance has engaged Dr. Listwan to provide consulting services to ProAssurance and PRA Wisconsin in consideration of an annual retainer of $44,000.

(3)
Dr. Brant is an executive officer, other than a named executive officer, who received all compensation for his services as the chief executive officer of PICA and did not receive any additional compensation for services provided as a director. "All Other Compensation" includes the sum of $526,166 as his base salary, $24,500 as a contribution for his account in our qualified retirement plan, $25,168 as a contribution to his account in our non-qualified deferred compensation plan and $12,884 as perquisites (group health, life and disability insurance and personal use of the corporate aircraft). "Stock Awards" to Dr. Brant include 6,255 target performance shares awarded to Dr. Brant under the 2008 Equity Incentive Plan, valued at $53.32 per shares on the grant date of February 26, 2010, and the matching grant of $6,000 used to purchase 111 shares of common stock under the 2002 Stock Ownership Plan. "Non-Equity Incentive Plan Compensation" includes the amount paid to Dr. Brant under PICA's annual incentive compensation plan.

        The annual retainer for non-management directors is $28,000. In addition to this annual retainer, the Chairman of the Audit Committee receives an additional annual retainer of $14,000 with the other members of the Audit Committee receiving an additional annual retainer of $8,000, and the Chairman of the Compensation Committee will receive an additional annual retainer of $5,000 commencing in 2011. Independent directors also receive meeting fees in the amount of $2,000 for each day the director attends a board meeting and $1,000 for attendance at committee meetings that are not held on the same day as board meetings; in March the Board elected to increase the attendance fee for non-management directors who are required to travel to the meeting by $1,000. Directors were previously eligible to participate in the 2002 Stock Ownership Plan and are eligible to participate in the 2011 Stock Ownership Plan going forward. Also, Drs. Flowers, Woodhams and Yeargan receive a retainer of $500 per month to serve on the Professional Liaison Committee established in December 2009 as a standing committee of the Board. Management directors do not receive any additional cash or stock compensation for their service as directors.

        Our Board of Directors has adopted the ProAssurance Corporation Director Deferred Stock Compensation Plan to facilitate director stock compensation approved by the Compensation Committee. The plan provides that the Compensation Committee will meet before the annual meeting each year to consider whether or not to provide stock compensation to independent directors. If granted by the Compensation Committee, the stock compensation is payable in whole shares of our Common Stock with a total value not to exceed the amount fixed by the Compensation Committee. The award is calculated using the NYSE closing price of a share of our Common Stock on the date of our annual meeting. In 2010, the dollar value of the stock award was $56,000. Shares for 2010 and future years are payable from the shares reserved for issuance under the 2008 Equity Incentive Plan. Under the terms of the Director Deferred Stock Compensation Plan, our directors may elect either to receive the shares of Common Stock currently or to defer the receipt of the shares until their service as a director has ended.

        At the closing of our acquisition of PICA on April 1, 2009, we entered into an employment agreement with Dr. Brant to continue his employment as the Chief Executive Officer of PICA for a term of three years. We agreed to pay Dr. Brant an initial base salary of $477,539, which represented his then-current base salary plus the monetized value of the automobile allowance and club dues previously paid by PICA. Dr. Brant's salary is subject to a minimum four percent annual increase beginning in 2010. Dr. Brant's employment agreement further provides that he will be eligible to receive an amount up to 50% of his base salary under the annual incentive compensation plan for PICA employees and that he will be eligible for long-term equity compensation grants as determined by ProAssurance's Compensation Committee.

        We agreed to provide for severance benefits in Dr. Brant's employment agreement. Dr. Brant is entitled to severance compensation in an amount equal to the sum of his annual base salary for the remainder of the term plus three times his annual base salary if, during the term of his employment agreement, we terminate Dr. Brant without cause or Dr. Brant terminates his employment for good reason. If Dr. Brant terminates his employment due to health reasons during the term of his employment agreement, he will receive severance compensation equal to his annual base salary. Good reason includes demotion, relocation and material reduction in base salary or incentive compensation opportunities. Dr. Brant's employment agreement automatically terminates upon the occurrence of a change of control and provides for the payment of an amount equal to the severance compensation that would be due if the executive had resigned for good reason upon the change of control transaction.

        If Dr. Brant is employed at the end of the term of his employment agreement, we have agreed to enter into a severance agreement for an additional term of three years. Dr. Brant's severance agreement will permit him to unilaterally elect to terminate employment for any reason, including a change of control, and receive severance benefits. If Dr. Brant elects to terminate his employment or if ProAssurance terminates him without cause, Dr. Brant will be entitled to severance compensation in an amount equal to his then-current base salary for the remainder of the three year term of his severance agreement.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

        We have no present knowledge of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their best judgment.

 BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Owners of More than 5% of Our Common Stock

Stockholders	Amount & Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc.(2) 40 East 52nd Street New York, New York 10022	2,589,258	8.4%
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, Maryland 21202	2,319,244	7.5%
Royce & Associates LLC(4) 745 Fifth Avenue New York, New York 10151	1,931,603	6.3%
A. Derrill Crowe, M.D.(5) 3940 Montclair Rd., 3rd Floor Birmingham, Alabama 35213	1,594,152	5.2%
JPMorgan Chase & Co.(6) 270 Park Ave. New York, New York 10017	1,537,786	5.0%

(1)
Based on ownership percentages reported in the filings on Schedule 13G detailed below.

(2)
In a Schedule 13G filed with the SEC, BlackRock, Inc., a parent holding company, disclosed that, as of December 31, 2010, it had sole voting power and sole dispositive power with respect to 2,589,258 shares of Common Stock.

(3)
In a Schedule 13G filed with the SEC, T. Rowe Price Associates, Inc. (Price Associates), an investment adviser, disclosed that, as of December 31, 2010, it had sole voting power with respect to 698,550 shares of Common Stock and sole dispositive power with respect to 2,319,244 shares of Common Stock. These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc., which owns 1,600,000 shares, representing 5.2% of our Common Stock outstanding, which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
In a Schedule 13G filed with the SEC, Royce & Associates LLC, an investment adviser, disclosed that, as of December 31, 2010, it had sole voting power and sole dispositive power with respect to 1,931,603 shares of Common Stock.

(5)
In a Schedule 13G filed with the SEC, A. Derrill Crowe, M.D. disclosed that, as of December 31, 2010, he had sole voting power with respect to 421,998 shares of Common Stock, shared voting power with respect to 782,091 shares of Common Stock, sole dispositive power with respect to 421,998 shares of Common Stock and shared dispositive power with respect to 1,172,154 shares of Common Stock.

(6)
In a Schedule 13G filed with the SEC, JPMorgan Chase & Co., a parent holding company, disclosed that, as of December 31, 2010, it had sole voting power with respect to 1,424,273 shares of Common Stock, shared voting power with respect to 340 shares of Common Stock, sole dispositive power with respect to 1,537,246 shares of Common Stock and shared dispositive power with respect to 540 shares of Common Stock.

Ownership by Our Directors and Executive Officers

        The following table sets forth, as of March 15, 2011, information regarding the ownership of Common Stock by:

  •
  our executive officers named in the Summary Compensation Table under "Executive Compensation," which we refer to as the "Named Executive Officers;"

  •
  our directors; and

  •
  all of our directors and executive officers as a group.

Stockholders	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Directors
Victor T. Adamo(2)	118,462	*
Jerry D. Brant	5,094	*
Lucian F. Bloodworth	9,319	*
Robert E. Flowers	32,532	*
William J. Listwan	11,582	*
John J. McMahon, Jr.	10,233	*
Drayton Nabers, Jr.	6,860	*
W. Stancil Starnes(2)	158,393	*
Ann F. Putallaz	18,282	*
William H. Woodhams	15,202	*
Wilfred W. Yeargan(3)	9,620	*
Other Named Executive Officers
Howard H. Friedman(2)(4)	172,071	*
Edward L. Rand, Jr.(2)	77,202	*
Darryl K. Thomas(2)	99,908	*
All Directors and Executive Officers as a Group (16 Persons)(2)	809,896	2.6%

*
Less than 1%.

(1)
Except as otherwise indicated, the persons named in the above table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The information as to beneficial ownership of Common Stock has been furnished by the respective persons listed in the above table. The information excludes stock options, restricted stock units and performance shares granted to executive officers, except for the number of shares that may be acquired pursuant to unexercised options on or before May 31, 2011 as indicated in note 2.

(2)
Includes 428,800 shares that may be acquired by all executive officers and directors as a group upon exercise of stock options on or before May 31, 2011. Of this amount the Named Executive Officers and directors hold options for the following number of shares: Mr. Starnes — 112,000 shares; Mr. Adamo — 48,500 shares; Mr. Rand — 55,000 shares; Mr. Friedman — 125,000 shares; and Mr. Thomas — 45,000 shares. Also includes 3,345 shares beneficially held for the account of all executive officers and directors as a group on ProAssurance's Retirement Plan.

(3)
Includes 300 shares held by Yeargan Family Investment Partnership, LLC.

(4)
Includes 173 shares held in an individual retirement account for Mr. Friedman's spouse.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC, which are called Section 16 Reports. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16 Reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.ProAssurance.com.

        Based on a review of the copies of such Section 16 Reports we received, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were complied with during fiscal year 2010, except that Victor T. Adamo and Darryl K. Thomas reported the issuance of 25 shares of common stock awarded to each for longevity of service within two days of the receipt of the shares on December 10, 2010 instead of within two days of the grant date of December 1, 2010.

TRANSACTIONS WITH RELATED PERSONS

        Our Code of Ethics and Conduct addresses conflicts of interest that arise when an employee or member of his or her family receives a personal benefit in a transaction involving ProAssurance or a subsidiary. Generally, employees are required to report any situation involving an actual or potential conflict of interest to ProAssurance for a determination of whether it involves a permissible conflict of interest. The Code of Ethics and Conduct provides specific guidance as to the following situations:

  •
  Employees are prohibited from (i) taking for themselves personally opportunities that are discovered through the use of ProAssurance's information or position, (ii) using ProAssurance's property, information or position for personal gain and (iii) competing with ProAssurance.

  •
  If ProAssurance or a subsidiary does business or considers doing business with a company in which an employee or member of his or her family is employed or has a material financial or other interest, the employee must disclose the interest to his or her supervisor if he or she is aware of the proposed business relationship and refrain from participating in the approval process.

  •
  If an employee participates in religious, charitable, educational or civic activities, good judgment must be exercised to abstain from involvement in activities which would present a conflict of interest or interfere with responsibilities to or the reputation of ProAssurance.

        ProAssurance adopted written policies and procedures for the review, approval or ratification of personal travel on corporate aircraft effective December 1, 2006. Pursuant to ProAssurance's policies and procedures for the approval of personal travel on corporate aircraft, which we refer to in this proxy statement as the Policies and Procedures for Personal Use of Aircraft, senior executive officers, directors and such other employees of ProAssurance or its subsidiaries as may be designated by the Chief Executive Officer may use the corporate aircraft for personal travel if the aircraft is not otherwise required for business-related travel, upon reasonable notice to the Chief Executive Officer. As used in the Policies and Procedures for Personal Use of Aircraft, personal travel includes travel for entertainment, amusement or recreational purposes as described in Internal Revenue Service Notice 2005-45.

        The Compensation Committee of the Board of Directors will establish, after reviewing the cost of the personal travel, the number of flight hours for which the Chief Executive Officer may use the corporate aircraft for personal travel in the succeeding twelve month period without further approval of the Committee. The Compensation Committee has established the number of aggregate flight hours for which all other authorized users may use the corporate aircraft for personal travel during the succeeding twelve months with the approval of the Chief Executive Officer as follows: 50 flight hours each for personal travel by the Chief Executive Officer and 20 flight hours for personal travel by other authorized users in the aggregate. The Chief Executive Officer must get the prior approval of the Compensation Committee before approving any personal travel which exceeds the aggregate limit. The Compensation Committee may delegate to any of its members the authority to approve requests for personal travel in excess of established limits. Both the Compensation Committee and the Chief Executive Officer are responsible for applying the Policies and Procedures for Personal Use of Aircraft.

PROPOSALS OF STOCKHOLDERS

Stockholder Nominations for Directors

        Our Bylaws require that a stockholder who desires to nominate directors at an annual meeting of stockholders must give us written notice of his or her intent not later than December 1 in the year preceding the annual meeting or such other date as may be established by our Board of Directors for a particular annual meeting by written notice to the stockholders. The stockholder's notice must set forth:

  •
  the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

  •
  a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  •
  a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

  •
  such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the Board of Directors solicited proxies for the election of such nominee at the meeting; and

  •
  the consent of each nominee to serve as a director of ProAssurance if so elected.

Stockholder Proposals for our 2012 Annual Meeting

        If you wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2012 annual meeting, you must submit your proposal in proper form (in accordance with the SEC Rule 14a-8), to our Secretary on or before December 8, 2011, in order for the proposal to be considered for inclusion in the proxy statement for the 2012 annual meeting of stockholders.1 Simply submitting a proposal does not guarantee its inclusion, as the rules of the SEC make clear. The stockholder's notice must set forth:

  •
  a brief description of the business desired to be brought before the meeting and the reasons for considering such matter or matters at the meeting;

  •
  the name and address of the stockholder who intends to propose such matter or matters;

  •
  a representation that the stockholder has been a holder of record of stock of ProAssurance entitled to vote at such meeting for a period of one year and intends to hold such shares through the date of the meeting and appear in person or by proxy at such meeting to propose such matter or matters;

  •
  any material interest of the stockholder in such matter or matters; and

        1  Our Bylaws require any stockholder who desires to propose any business at the annual meeting of stockholders (other than the election of directors) to give us written notice not later than December 1 in the year preceding the annual meeting at which the proposal is to be considered or such other date as may be established by the Board of Directors for a particular annual meeting by written notice to the stockholders or in a report or proxy statement filed with the SEC. This date is superceded by the SEC deadline.

  •
  a description of all understandings or relationships between the stockholder and any other person(s) (naming such persons) with respect to the capital stock of ProAssurance as to the matter specified in the notice.

        The notice and any accompanying statement may not exceed 500 words. Stockholders are not permitted to submit proposals for consideration at special meetings.

OTHER MATTERS

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Directors

        We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our directors. Any person, whether or not an employee, who has a concern about the conduct of ProAssurance or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern to the members of the Audit Committee by using any of the methods described in the Corporate Governance section on our website at www.ProAssurance.com. Additionally, any person may communicate directly with our independent directors by sending an e-mail to IndependentDirector@ProAssurance.com. Further information on the procedure for these communications is available in the Corporate Governance section of our website at www.ProAssurance.com.

Important Notice Regarding Delivery of Stockholder Documents

        Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as "householding," is designed to reduce printing and mailing costs. If any beneficial stockholder(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

        A majority of brokerage firms have instituted householding. If your family has multiple holdings in ProAssurance that are held in street name with a broker, you may have received householding notification directly from your broker. If so, please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and which to receive only a single copy, or if you wish to revoke your decision to household and thereby receive multiple statements and reports.

Incorporation by Reference

        To the extent that this proxy statement is incorporated by reference into any other filing by ProAssurance under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement titled "Report of the Compensation Committee," and "Report of the Audit Committee" (to the extent permitted by the rules of the SEC), as well as the exhibits to this proxy statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

1 1 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000098066_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Lucian F. Bloodworth 02 Robert E. Flowers 03 Ann F. Putallaz 04 Drayton Nabers, Jr. PROASSURANCE CORPORATION 100 BROOKWOOD PLACE BIRMINGHAM, L35209 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Please have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the appointment of Ernst & Young LLP as independent auditors 3 An advisory vote to approve the compensation of our named executive officers disclosed in the proxy statement The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4 An advisory vote to determine the frequency (whether every one, two or three years) with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation NOTE: If this proxy is properly executed, the shares of ProAssurance Corporation common stock represented by this proxy will be voted as directed by the undersigned. If no direction is made, the shares will be voted FOR the election as directors of all nominees listed herein, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors, FOR the approval of the compensation of our named executive officers, and FOR one year as the frequency for advisory votes on executive compensation. Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000098066_2 R1.0.0.11699 ProAssurance Corporation 100 Brookwood Place Birmingham, AL 35209-6811 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com . PROASSURANCE CORPORATION This proxy is solicited by the Board of Directors Annual Meeting of Shareholders 5/18/2011 9:00 AM CT The undersigned stockholder of ProAssurance Corporation, or the “Company,” acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement, each dated April 1, 2011, and the undersigned revokes all prior proxies and appoints Howard H. Friedman and Frank B. O'Neil, and each of them, as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on the fifth floor of the headquarters of the Company, 100 Brookwood Place, Birmingham, AL 35209, at 9:00 a.m., Central Time, on Wednesday, May 18, 2011, or at any adjournment, continuation or postponement thereof, and instructs said proxies to vote as indicated on the reverse. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held May 18, 2011
SOLICITATION BY BOARD OF DIRECTORS
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED (During Last Completed Fiscal Year)
NON-QUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION (During Last Completed Fiscal Year)
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS